Exhibit 10.1
CREDIT AGREEMENT
by and among
V.F. CORPORATION,
as Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and a Lender,
CITIBANK, N.A.,
as Syndication Agent and as a Lender,
WACHOVIA BANK, NATIONAL ASSOCIATION
and
JPMORGAN CHASE BANK, N.A.
as Co-Documentation Agents and as Lenders,
BANC OF AMERICA SECURITIES LLC
and
CITIGROUP GLOBAL MARKETS INC.,
as Lead Arrangers, and Book Managers and Joint Bookrunners,
WACHOVIA CAPITAL MARKETS, LLC
as Joint Bookrunner
and
THE LENDERS PARTY HERETO FROM TIME TO TIME
as of October 15, 2007

i

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of October 15, 2007 (the “Agreement”), is made by and among:
     V.F. CORPORATION, a Pennsylvania corporation having its principal place of business in Greensboro, North Carolina (the “Borrower”),
     BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, in its capacity as a Lender (“Bank of America”), and each other financial institution executing and delivering a signature page hereto and each other financial institution which may hereafter become a Lender pursuant to Section 2.7 or execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 11.1 (hereinafter such financial institutions may be referred to individually as a “Lender” or collectively as the “Lenders”),
     BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, in its capacity as Administrative Agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of Section 10.7, the “Agent”) and as Swing Line Lender,
     CITIBANK, N.A., a national banking association organized and existing under the laws of the United States, in its capacity as Syndication Agent and as Lender,
     WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, in its capacity as Documentation Agent and as Lender, and
     JPMORGAN CHASE BANK, N.A., a national banking association organized and existing under the laws of the United States, in its capacity as Documentation Agent and as Lender;
WITNESSETH:
     WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving credit facility of up to $1,000,000,000 (which may be increased to $1,250,000,000), the proceeds of which are to be used for general corporate purposes including, without limitation, acquisitions and repurchases of outstanding shares of its common stock and which shall include a multi-currency credit facility of up to $250,000,000 in readily available currencies, a letter of credit facility of up to $100,000,000, and a swing line facility of up to $100,000,000; and
     WHEREAS, the Lenders are willing to make such revolving credit facilities available to the Borrower upon the terms and conditions set forth herein;

     NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     1.1 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:
     “Absolute Rate” shall have the meaning assigned to such term in Section 2.2(c)(ii)(C).
     “Absolute Rate Loan” means a Loan the interest rate on which is determined on the basis of the Absolute Rate for such Loan.
     “Acquisition” means the acquisition of an equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into such equity interest, made with the intent to hold such equity interest as a strategic investment and not for speculative purposes.
     “Additional Commitment Lender” has the meaning specified in Section 2.9(d).
     “Advance” means a borrowing under the Revolving Credit Facility consisting of a Base Rate Loan or a Eurocurrency Rate Loan.
     “Advance Date Exchange Rate” means, with respect to a specified Advance, Loan or Letter of Credit in an Alternative Currency, the Spot Rate of Exchange determined for the date such Advance is originally made or the date such Letter of Credit is originally issued, provided that, if such Advance or Loan is Continued for a subsequent Interest Period pursuant to Section 2.3(b), the Advance Date Exchange Rate with respect to such Loan shall be the Spot Rate of Exchange two Business Days preceding the effective date of the latest Continuation of such Advance or Loan, and the Dollar Equivalent Amount of such Advance or Loan shall be adjusted as set forth in Section 2.3.
     “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agent” shall have the meaning assigned to such term in the preamble hereto.
     “Agent-Related Persons” means the Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys- in-fact of such Persons and Affiliates.

     “Alternative Currency” means (a) in the case of Revolving Loans, Japanese yen, British pounds sterling, Swiss francs, the Euro and any other freely available currency notified to the Agent upon not less than three (3) Business Days’ prior written notice that, in the opinion of all Lenders, in their sole discretion, is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and convertible into Dollars in the United States currency market, and (b) in the case of Competitive Bid Loans, Japanese yen, British pounds sterling, Swiss francs, the Euro, Canadian dollars, Mexican pesos and any other freely available currency notified to the Agent upon not less than three (3) Business Days’ prior written notice that, in the opinion of the applicable Competitive Bid Lender, in its sole discretion, is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and convertible into Dollars in the United States currency market.
     “Alternative Currency Equivalent Amount” means with respect to a specified Alternative Currency and a specified Dollar amount, the amount of such Alternative Currency into which such Dollar amount would be converted, based on the applicable Advance Date Exchange Rate.
     “Applicable Commitment Percentage” means, for each Lender at any time, a fraction, with respect to the Revolving Credit Facility and Letters of Credit, the numerator of which shall be such Lender’s Revolving Credit Commitment and the denominator of which shall be the Total Revolving Credit Commitment, which Applicable Commitment Percentage for each Lender as of the Closing Date is as set forth in Exhibit A hereto; provided that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect the addition of Lenders pursuant to Section 2.7 and any assignments to or by such Lender effected in accordance with Section 11.1.
     “Applicable Facility Fee” means that percent per annum set forth below, which shall be based upon the higher Rating of outstanding senior unsecured Indebtedness of the Borrower existing at the date of determination as specified in the table below; provided, however that if there is a split in Ratings of more than one Tier, the Applicable Facility Fee shall be based upon the Tier that is one tier lower than the higher Rating:

	Rating S&P or	Applicable Facility
Tier	Moody’s	Fee
I	≥ A + or ≥ A1	0.040%
II	A or A2	0.050%
III	A- or A3	0.060%
IV	BBB+ or Baa1	0.080%
V	BBB or Baa2	0.090%
VI	≤ BBB- or ≤ Baa3	0.125%
The Applicable Facility Fee shall be established from time to time based upon the Ratings in effect from time to time. Any change in the Applicable Facility Fee due to a change in any Rating shall be effective on the date of such change in such Rating.
     “Applicable Lending Office” means, as to any Lender, the office or offices described as such in such Lender’s administrative questionnaire in the form provided by the Agent, or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

     “Applicable Margin” means that percent per annum set forth below, which shall be based upon the higher Rating of outstanding senior unsecured Indebtedness of the Borrower existing at the date of determination as specified in the table below; provided, however that if there is a split in Ratings of more than one Tier, the Applicable Margin shall be based upon the Tier that is one tier lower than the higher Rating:

		Applicable Margin
		for Eurocurrency Rat
		Loan, Letters of
	Rating S&P or	Credit and Swing	Applicable
Tier	Moody’s	Line Loans	Utilization Fee
I	≥ A + or ≥ A1	0.135%	0.050%
II	A or A2	0.150%	0.050%
III	A- or A3	0.190%	0.050%
IV	BBB+ or Baa1	0.270%	0.100%
V	BBB or Baa2	0.360%	0.100%
V	≤ BBB- or ≤ Baa3	0.525%	0.100%
provided, however, that for each day during which the Outstandings exceed fifty percent (50%) of the Total Revolving Credit Commitment, the Applicable Utilization Fee shall automatically be added to the Applicable Margin set forth above. The Applicable Margin shall be established from time to time based upon the Ratings in effect from time to time. Any change in the Applicable Margin due to a change in any Rating shall be effective on the date of such change in such Rating.
     “Applicable Utilization Fee” means that percent per annum set forth in the table in the definition of “Applicable Margin”, which shall be calculated as set forth in the proviso of the definition of “Applicable Margin”. The Applicable Utilization Fee shall be established from time to time based on the Ratings in effect from time to time. Any change in the Applicable Utilization Fee due to a change in any Rating shall be effective on the date of such change in such Rating.
     “Assignment and Assumption” shall mean an Assignment and Assumption in the form of Exhibit B hereto(with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender’s interest under this Agreement pursuant to Section 11.1.
     “Authorized Representative” means, with respect to the Borrower, any of the Chairman of the Board, President, Vice President-Treasurer, or any other Vice President of the Borrower, or any other Person expressly designated by the written authorization of any of the foregoing as an Authorized Representative, as set forth from time to time in a certificate in the form of Exhibit C hereto.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan for which the rate of interest is determined by reference to the Base Rate.
     “Base Rate Refunding Loan” means a Base Rate Loan made to satisfy Unreimbursed Amounts arising from a drawing denominated in Dollars under a Letter of Credit.
     “Base Rate Revolving Loan” means a Revolving Loan for which the rate of interest is determined by reference to the Base Rate.
     “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
     “Board” means the Board of Governors of the Federal Reserve System (or any successor body).
     “Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Borrower’s Account” means a demand deposit account with the Agent, Account Number 1290918490 or any successor account with the Agent, which may be maintained at one or more offices of the Agent or an agent of the Agent.
     “Borrowing Notice” means the notice delivered by an Authorized Representative in connection with an Advance under the Revolving Credit Facility or a Swing Line Loan, in the forms of Exhibits D-1 and D-2 hereto, respectively.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office with respect to Obligations denominated in Dollars is located and:
     (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
     (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day which is a TARGET Day;

     (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning.
     “Capital Leases” means all leases which have been capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any related amendments, interpretations and successors thereof.
     “Change of Control” means, at any time:
     (i) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act, other than the Trust, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act ), of 35% or more of the outstanding shares of Voting Securities of the Borrower;
     (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clauses (A) and (B).
     “Closing Date” means the date as of which this Agreement is executed by the Borrower, the Lenders and the Agent and on which the conditions set forth in Section 5.1 have been satisfied or waived.
     “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
     “Competitive Bid Borrowing” shall have the meaning assigned to such term in Section 2.2(b) and shall consist of one or more Competitive Bid Loans.

     “Competitive Bid Lender” means any Lender who has made a Competitive Bid Loan for which there are Competitive Bid Outstandings.
     “Competitive Bid Loans” means the Loans provided for by Section 2.2, each of which shall be Absolute Rate Loans.
     “Competitive Bid Outstandings” means, as of any date of determination, the aggregate principal amount of all Competitive Bid Loans then outstanding.
     “Competitive Bid Quote” means an offer in accordance with Section 2.2(c) by a Lender to make a Competitive Bid Loan at an Absolute Rate, which shall be in substantially the form of Exhibit I hereto and incorporated herein by reference.
     “Competitive Bid Quote Request” shall have the meaning assigned to such term in Section 2.2(b) and shall be substantially in the form of Exhibit H hereto and incorporated herein by reference.
     “Consistent Basis” in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in Section 6.5(a) (except for those changes concurred in by the Borrower’s independent public accountants).
     “Consolidated Capitalization” means, as of any date on which the amount thereof is to be determined, the sum of Consolidated Indebtedness plus Consolidated Net Worth.
     “Consolidated Indebtedness” means, as of any date on which the amount thereof is to be determined, all Funded Indebtedness of the Borrower and its Subsidiaries, all determined on a consolidated basis.
     “Consolidated Net Worth” means, as of any date on which the amount thereof is to be determined, the consolidated stockholders’ equity of the Borrower and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.
     “Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to Section 2.3(b) or 3.2 hereof of a Eurocurrency Rate Revolving Loan from one Interest Period to the next Interest Period.
     “Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 3.2 of one Type of Revolving Loan denominated in Dollars into another Type of Revolving Loan denominated in Dollars.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means any event or condition which, with the giving or receipt of notice or lapse of time or both unless cured or waived, would constitute an Event of Default hereunder.
     “Default Rate” means (i) with respect to each Fixed Rate Loan, until the end of the Interest Period applicable thereto, a rate of one percent (1%) above the Fixed Rate applicable to such Loan, and thereafter at a rate of interest per annum which shall be one percent (1%) above the rate that would be applicable to a Eurocurrency Rate Loan with a three month Interest Period made on the date of the payment default to which such Default Rate applies, (ii) with respect to Base Rate Loans, fees, and other amounts payable in respect of Obligations, a rate of interest per annum which shall be one percent (1%) above the Base Rate and (iii) in any case, the maximum rate permitted by applicable law, if lower.
     “Dollar Equivalent Amount” means, (a) the amount denominated in Dollars, and (b) with respect to a specified Alternative Currency amount, the amount of Dollars into which the Alternative Currency amount would be converted, based on the applicable Advance Date Exchange Rate.
     “Dollars” and the symbol “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.
     “Eligible Assignee” has the meaning specified in Section 11.1(g).
     “EMU Legislation” means (a) the Treaty on European Union (the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998), and (b) legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of the Euro, in each case as amended or supplemented from time to time.
     “Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
     “ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, (a) the Applicable Margin with respect to Eurocurrency Rate Loans, plus (b) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurocurrency Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Revolving Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
     “Event of Default” means any of the occurrences set forth as such in Section 9.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
     “Existing Letter of Credit” means each letter of credit identified on Schedule 2.8(a).
     “Extending Lender” has the meaning specified in Section 2.9(e).
     “Extension Date” has the meaning specified in Section 2.9(a).
     “Facility Termination Date” means such date as all of the following shall have occurred: (a) the Borrower shall have permanently terminated the Revolving Credit Facility and the Swing Line by payment in full of all Outstandings, together with all accrued and unpaid interest thereon, except for such issued and undrawn Letters of Credit as have been fully Cash Collateralized in a manner consistent with that set forth in Section 9.1; (b) all Revolving Credit Commitments shall have terminated or expired and (c) the Borrower shall have fully, finally and irrevocably paid and satisfied in full all Obligations (other than Obligations consisting of continuing indemnities and other contingent Obligations of the Borrower that may be owing to the Lenders pursuant to the Loan Documents and expressly survive termination of this Agreement);

     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Agent.
     “Fixed Rate” means any of the Eurocurrency Rate or the Absolute Rate, or both of the foregoing, as the case may be.
     “Fixed Rate Loan” means a Eurocurrency Rate Loan or an Absolute Rate Loan, or both of the foregoing, as the case may be.
     “Funded Indebtedness” means with respect to any Person, without duplication, (a) all indebtedness in respect of borrowed money, (b) all obligations under Capital Leases, (c) the deferred purchase price of any property or services that are in the nature of money borrowed, and (d) indebtedness evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including non-contingent, past-due obligations under reimbursement agreements and conditional sales or similar title retention agreements), other than (x) trade payables and accrued expenses incurred in the ordinary course of business, and (y) indebtedness secured by cash deposits subject to a legal right of set-off and not classified as a liability under GAAP.
     “Funding Bank” means (a) in the case of Revolving Loans, any banking institution approved by the Agent located within a country whose currency has been approved by the Lenders as an Alternative Currency and (b) in the case of Competitive Bid Loans, any banking institution approved by the applicable Competitive Bid Lender located within a country whose currency has been approved by such Competitive Bid Lender as an Alternative Currency for a particular Competitive Bid Loan; provided that in the case of the Euro, the Funding Bank may be located in any Participating Member State.
     “GAAP” or “Generally Accepted Accounting Principles” means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.
     “Governmental Authority” shall mean any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) and the purpose of such contracts is to provide credit support in the nature of a guaranty or (b) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Hazardous Material” means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.
     “Indebtedness” means as to any Person, without duplication, (a) all Funded Indebtedness of such Person, (b) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless or whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, other than indebtedness secured by cash deposits subject to a legal right of set-off and not classified as a liability under GAAP, and (c) all Indebtedness of third parties Guaranteed by such Person.
     “Indemnified Liabilities” has the meaning set forth in Section 11.9.
     “Indemnified Parties” has the meaning set forth in Section 11.9.
     “Interest Period” means (a) with respect to any Competitive Bid Loan, the period commencing on the date such Competitive Bid Loan is made and ending on the date specified in the Competitive Bid Quote Request and related Competitive Bid Quote for such Competitive Bid Loan; and (b) with respect to any Eurocurrency Rate Loan, a period commencing on the date such Eurocurrency Rate Loan is made or Converted or Continued and ending, at the Borrower’s option, on the date one, two, three or six months (and, subject to Section 2.1(c)(iii), nine or twelve months) thereafter as notified to the Agent by the Authorized Representative in accordance with the terms hereof; provided that,
     (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless, in the case of a Eurocurrency Rate Loan, such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day); and
     (ii) any Interest Period for a Eurocurrency Rate Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iii) no Interest Period shall extend beyond the final Stated Termination Date.
     “Interest Rate Selection Notice” means, with respect to the Revolving Loans, the written notice delivered by an Authorized Representative in connection with the election of a subsequent Interest Period for any Eurocurrency Rate Revolving Loan or the Conversion of any Eurocurrency Rate Loan denominated in Dollars into a Base Rate Loan or the Conversion of any Base Rate Loan into a Eurocurrency Rate Loan denominated in Dollars in the form of Exhibit E hereto.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Commitment Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Base Rate Refunding Loan. All L/C Borrowings shall be denominated in Dollars.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
     “L/C Issuer” means each of the two Lenders designated, and accepting such designation, pursuant to Section 2.8(l) as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings, all after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

     “Letter of Credit” means any letter of credit issued hereunder, and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the latest Stated Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Sublimit” means an amount equal to the lesser of the Total Revolving Credit Commitment and $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Credit Commitment.
     “Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.
     “Loans” means, collectively, the Swing Line Loans, the L/C Borrowings, the Competitive Bid Loans and the Revolving Loans.
     “Loan Documents” means this Agreement, the Notes, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Agent in connection with the Loans made and transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from the time to time.
     “Loan Party” shall have the meaning assigned to such term in Section 11.14.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
     “Margin Stock” shall have the meaning of such term within Regulation U of the Board.
     “Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to pay or perform its respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.

     “Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.
     “Material Subsidiary” means at any time any Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means at any time an employee benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making, or is accruing an obligation to make, contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.
     “New Lenders” has the meaning specified in Section 2.7(a).
     “Non-Extending Lender” has the meaning specified in Section 2.9(b).
     “Notes” means, collectively, the promissory notes of the Borrower evidencing Loans executed and delivered to the Lenders as provided in Section 2.5 substantially in the form of Exhibit F hereto, with appropriate insertions as to amounts, dates and names of Lenders.
     “Notice Date” has the meaning specified in Section 2.9(b).
     “Obligations” means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, and (ii) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders or the Agent hereunder, under any one or more of the other Loan Documents or with respect to the Loans.
     “Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, articles of association, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.
     “Other Taxes” shall have the meaning assigned to such term in Section 4.6.
     “Outstandings” means, collectively, at any date without duplication, the Competitive Bid Outstandings, the Swing Line Outstandings, the L/C Obligations and the Revolving Credit Outstandings on such date.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable

Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participant” shall have the meaning assigned to such term in Section 11.1(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “Participation” means (i) with respect to each Swing Line Loan, the extension of credit represented by the participation of each Lender (other than the Swing Line Lender) hereunder in the liability of the Swing Line Lender in respect of such Swing Line Loan made by the Swing Line Lender in accordance with the terms hereof and (ii) with respect to each L/C Credit Extension, the extension of credit represented by the L/C Advance of each Lender (other than the applicable L/C Issuer) hereunder in the liability of any L/C Issuer in respect to such L/C Credit Extension made by such L/C Issuer in accordance with the terms hereof.
     “PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.
     “Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
     “Principal Office” means the principal office of Bank of America, presently located at 101 North Tryon Street, 15th Floor, NC1 001-15-02, Charlotte, North Carolina 28255, Attention: Agency Services, or such other office and address as the Agent may from time to time designate.
     “Quotation Date” shall have the meaning assigned to such term in Section 2.2(c).
     “Rating” means the rating of senior unsecured Indebtedness of the Borrower in effect at any time such rating is made by either of Moody’s or S&P.
     “Regulation D” means Regulation D of the Board as the same may be amended or supplemented from time to time.
     “Required Lenders” means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating more than 50% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the “Credit Exposure” of each Lender shall be equal at all times (a) other than following the occurrence and during the continuance of an Event of Default, to its Revolving Credit Commitment, and

(b) following the occurrence and during the continuance of an Event of Default, to the sum of (i) the aggregate principal amount of such Lender’s Applicable Commitment Percentage of Revolving Credit Outstandings plus (ii) the amount of such Lender’s Applicable Commitment Percentage of Swing Line Outstandings plus (iii) the amount of such Lender’s Competitive Bid Outstandings plus (iv) the amount of such Lender’s Applicable Commitment Percentage of L/C Obligations; provided that, for the purpose of this definition only, (A) if any Lender shall have wrongfully failed to fund its Applicable Commitment Percentage of any Advance, then the Revolving Credit Commitment of such Lender shall be deemed reduced by the amount it so failed to fund for so long as such failure shall continue and such Lender’s Credit Exposure attributable to such failure shall be deemed held by any Lender making more than its Applicable Commitment Percentage of such Advance to the extent it covers such failure, (B) if any Lender shall have wrongfully failed to pay to the Swing Line Lender on demand its Applicable Commitment Percentage of any Swing Line Loan (whether by funding its Participation therein or otherwise), such Lender’s Credit Exposure attributable to all Swing Line Outstandings shall be deemed to be held by the Swing Line Lender until such Lender shall pay such deficiency amount to the Swing Line Lender together with interest thereon as provided in Section 3.9 and (C) if any Lender shall have wrongfully failed to pay to any L/C Issuer on demand its Applicable Commitment Percentage of any L/C Credit Extension (whether by funding its participation therein or otherwise), such Lender’s Credit Exposure attributable to all L/C Obligations shall be deemed to be held by the applicable L/C Issuer until such Lender shall pay such deficiency amount to the applicable L/C Issuer together with interest thereon as provided in Section 3.9;
     “Revolving Credit Commitment” means, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower up to an aggregate principal amount at any one time outstanding equal to such Lender’s Applicable Commitment Percentage of the Total Revolving Credit Commitment.
     “Revolving Credit Facility” means the facility described in Section 2.1 hereof providing for Loans to the Borrower by the Lenders in the aggregate principal amount of the Total Revolving Credit Commitment.
     “Revolving Credit Outstandings” means, as of any date of determination, the aggregate principal amount of all Revolving Loans then outstanding.
     “Revolving Loan” means any borrowing pursuant to an Advance under the Revolving Credit Facility in accordance with Section 2.1 and may be a Base Rate Loan or a Eurocurrency Rate Loan.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
     “Significant Subsidiary” means at any time any Subsidiary, except Subsidiaries which at such time have been designated by the Borrower (by notice to the Agent, which may be amended from time to time, which notices shall be made available by the Agent to the Lenders upon request) as nonmaterial and which, if aggregated and considered as a single Subsidiary, would not meet the definition of “significant subsidiary” in Regulation S-X of the Securities and Exchange Commission.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill.
     “Spot Rate of Exchange” means (i) in determining the Dollar Equivalent Amount of a specified Alternative Currency amount as of any date, the spot exchange rate determined by the Agent in accordance with its usual procedures for the purchase by the Agent of Dollars with such Alternative Currency at approximately 10:00 A.M. on the Business Day that is two (2) Business Days prior to such date, and (ii) in determining the Alternative Currency Equivalent Amount of a specified Dollar amount on any date, the spot exchange rate determined by the Agent in accordance with its usual procedures for the purchase by the Agent of such Alternative Currency with Dollars at approximately 10:00 A.M. on the Business Day that is two Business Days prior to such date.
     “Stated Termination Date” means October 15, 2012, subject to the extension thereof pursuant to Section 2.9; provided, however that the Stated Termination Date for any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.9 shall be the Stated Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
     “Subsidiary” means any corporation or other entity in which more than 50% of its outstanding Voting Securities or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower’s Subsidiaries.
     “Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of the Borrower pursuant to Section 2.6.
     “Swing Line Lender” means initially Bank of America as the lender of Swing Line Loans under Section 2.6 and thereafter any Lender which is successor to Bank of America as the Lender of Swing Line Loans under Section 2.6.
     “Swing Line Loans” means loans made by the Swing Line Lender to the Borrower pursuant to Section 2.6.
     “Swing Line Outstandings” means, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.
     “Swing Line Rate” means, as of any date of determination, the Federal Funds Rate plus the Applicable Margin with respect to Swing Line Loans.
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Taxes” shall have the meaning assigned to such term in Section 4.6(a).

     “Termination Date” means, as to any Lender, the earliest of (i) the Stated Termination Date applicable to such Lender, (ii) the date of termination of the Lenders’ obligations pursuant to Section 9.1 upon the occurrence of an Event of Default, or (iii) the date the Borrower voluntarily and permanently terminates the Commitments in accordance with Section 2.1(e) hereof.
     “Total Alternative Currency Sublimit” means, with respect to the principal amount of Loans and the stated amount of Letters of Credit outstanding in Alternative Currencies, the Dollar Equivalent Amount of $250,000,000.
     “Total Revolving Credit Commitment” means a principal amount equal to (a) $1,000,000,000 or (b) at such time as Exhibit A hereto is amended by the entering into of one or more amendment agreements pursuant to Section 2.7 hereof, an amount equal to up to $1,250,000,000, as such amounts are reduced from time to time in accordance with Section 2.1(e).
     “Trust” means the respective trusts established under those certain deeds of trust dated August 21, 1951 made by John E. Barbey and under the will of John E. Barbey, deceased.
     “Type” shall mean any type of Loan (i.e., a Base Rate Loan, a Eurocurrency Rate Loan or an Absolute Rate Loan).
     “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
     “Unreimbursed Amount” has the meaning specified in Section 2.8(c)(i).
     “Voting Securities” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares and, in the case of any Subsidiary organized in a jurisdiction outside of the United States, shares not exceeding 5% of total shares) are at the time directly or indirectly owned by the Borrower.
     1.2 Rules of Interpretation.
          (a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a Consistent Basis; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article VIII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article VIII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
          (b) Each term defined in Articles 1, 8 or 9 of the New York Uniform Commercial Code shall have the meaning given therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is controlling, in which case such terms shall have the meaning given in the Uniform Commercial Code of the applicable jurisdiction.
          (c) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.
          (d) Except as otherwise expressly provided, references in any Loan Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Loan Document.
          (e) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.
          (f) When used herein or in any other Loan Document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.
          (g) References to “including” means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.
          (h) Except as otherwise expressly provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          (i) Whenever interest rates or fees are established in whole or in part by reference to a numerical percentage expressed as “%”, such arithmetic expression shall be interpreted in accordance with the convention that 1% = 100 basis points.
          (j) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.
          (k) Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.
          (l) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.
          (m) For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Alternative Currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Alternative Currency, shall be determined as set forth in the definitions of Dollar Equivalent Amount and Alternative Currency Equivalent Amount, as applicable.
     1.3 Change of Currency.
          (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Credit Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Credit Borrowing, at the end of the then current Interest Period.
          (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
          (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
ARTICLE II
THE CREDIT FACILITIES
     2.1 Revolving Loans.

          (a) Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances in Dollars or an Alternative Currency (as specified in the respective Borrowing Notice) to the Borrower under the Revolving Credit Facility from time to time from the Closing Date until the Termination Date applicable to such Lender on a pro rata basis as to the total borrowing requested by the Borrower on any day determined by such Lender’s Applicable Commitment Percentage up to but not exceeding a Dollar Equivalent Amount equal to the Revolving Credit Commitment of such Lender, provided, however, that the Lenders will not be required and shall have no obligation to make any such Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of any of the Notes as a result of an Event of Default; provided further, however, that immediately after giving effect to each such Advance, (x) the Dollar Equivalent Amount of the principal amount of Outstandings shall not exceed the then applicable Total Revolving Credit Commitment, (y) the Dollar Equivalent Amount of the Outstandings in Alternative Currencies shall not exceed the Total Alternative Currency Sublimit, and (z) the aggregate principal balance of all outstanding Revolving Loans (other than Competitive Bid Loans) for each Lender, plus such Lender’s Applicable Commitment Percentage (determined without duplication) of Competitive Bid Outstandings, L/C Obligations and Swing Line Outstandings, shall not exceed such Lender’s Revolving Credit Commitment. Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow under the Revolving Credit Facility on a Business Day from the Closing Date until, but (as to borrowings and reborrowings) not including, the final Termination Date.
          (b) Amounts. Except as otherwise permitted by the Lenders from time to time, (i) the aggregate unpaid principal Dollar Equivalent Amount of Outstandings shall not exceed at any time the Total Revolving Credit Commitment, and (ii) the aggregate unpaid principal Dollar Equivalent Amount of Loans in Alternative Currencies shall not exceed by more than 5% of the Total Alternative Currency Sublimit, and, in the event the Agent notifies the Borrower at any time that there shall be outstanding any amount in excess of 105% of the Total Alternative Currency Sublimit, then within two Business Days after receipt of such notice the Borrower shall make such payments and prepayments as shall be necessary to comply with this restriction. Each Advance under the Revolving Credit Facility, other than Base Rate Refunding Loans, shall be in an amount of at least $10,000,000 (or the Dollar Equivalent Amount thereof in any Alternative Currency), and, if greater than $10,000,000, an integral multiple of $1,000,000 (or the Dollar Equivalent Amount thereof in any Alternative Currency).
          (c) Advances. (i) An Authorized Representative shall give the Agent:
     (1) at least three (3) Business Days’ irrevocable telephonic notice of each Eurocurrency Rate Loan (whether representing an additional borrowing or the Continuation of a borrowing hereunder or the Conversion of a borrowing hereunder from a Base Rate Revolving Loan to a Eurocurrency Rate Loan) prior to 2:00 P.M.; and
     (2) irrevocable telephonic notice of each Base Rate Revolving Loan (whether representing an additional borrowing hereunder or the Conversion of a borrowing hereunder from a Eurocurrency Rate Revolving Loan denominated in Dollars to a Base Rate Revolving Loan) prior to 12:00 noon on the day of such proposed Revolving Loan.

Each such notice shall be effective upon receipt by the Agent, shall specify the amount of the borrowing, the Type of Revolving Loan (Base Rate or Eurocurrency Rate if such Revolving Loan is requested in Dollars, or Eurocurrency Rate if such Revolving Loan is requested in an Alternative Currency), the date of borrowing, if a Eurocurrency Rate Revolving Loan, the Interest Period to be used in the computation of interest, and if an Eurocurrency Rate Loan not denominated in Dollars, the applicable Alternative Currency. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice in the form of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, together with the amount of each Lender’s portion of an Advance requested thereunder, shall be provided by the Agent to each Lender by telefacsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 12:00 noon) not later than 1:00 P.M. or (if the Agent shall have received such notice by 2:00 P.M. but after 12:00 noon) not later than 3:00 P.M. on the same day as the Agent’s receipt of such notice. At approximately 11:00 A.M. two (2) Business Days preceding the date specified for an Advance of an Alternative Currency, the Agent shall determine the Advance Date Exchange Rate and the applicable interest rate. Not later than 11:45 A.M. two (2) Business Days preceding the date specified for each Advance of an Alternative Currency, the Agent shall provide the Borrower and each Lender notice by telefacsimile transmission of the Advance Date Exchange Rate applicable to such Advance, and the applicable Alternative Currency Equivalent Amount of the Loan or Loans required to be made by each Lender on such date and the applicable Eurocurrency Rate.
     (ii) (A) In the case of Advances consisting of Base Rate Loans, not later than 2:00 P.M. on the date specified for each borrowing under this Section 2.1, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advance or Advances to be made by it on such day available by wire transfer to the Agent in the amount of its pro rata share, determined according to such Lender’s Applicable Commitment Percentage of the Revolving Loan or Revolving Loans to be made on such day. Such wire transfer shall be directed to the Agent at the Principal Office and shall be in the form of Dollars constituting immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof to the Borrower’s Account or otherwise as shall be directed in the applicable Borrowing Notice by the Authorized Representative and reasonably acceptable to the Agent.
          (B) In the case of Advances consisting of Eurocurrency Rate Loans, not later than 10:00 A.M. on the date specified for each Advance, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Revolving Loan or Revolving Loans to be made by it on such day available to the Borrower, if in Dollars in the manner specified in Section 2.1(c)(ii)(A) and if in an Alternative Currency at the Funding Bank, to the account of the Agent with the Funding Bank. The amount so received by the Funding Bank shall, subject to the terms and conditions of the Loan Documents and upon instruction from the Agent to the Funding Bank on the same day or immediately preceding day but no later than 10:00 A.M., be made available to the Borrower by delivery of the Alternative Currency Equivalent Amount to the Borrower’s account with the Funding Bank.

     (iii) If requested by the Borrower through the Agent, before 12:00 noon at least four Business Days before the beginning of any Interest Period applicable to a Eurocurrency Rate Loan, each Lender will advise the Agent before 10:00 A.M. three Business Days preceding the beginning of such Interest Period as to whether, if the Borrower selects an Interest Period of nine or twelve months, such Lender expects that deposits in Dollars or the applicable Alternative Currency, as the case may be, with a term corresponding to such Interest Period will be available to it two Business Days preceding such Interest Period in the amount and for the duration required to fund the Eurocurrency Rate Loan to which such Interest Period would apply. If, but only if, each Lender confirms that it expects such deposits to be available to it on terms acceptable to such Lender, in its own discretion, then the Borrower shall be entitled to select a duration of nine or twelve months for such Interest Period.
          (d) Repayment of Revolving Loans. (i) The principal amount of each Revolving Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Termination Date applicable to such Lender, or earlier as specifically provided herein. The principal amount of any Revolving Loan may be prepaid without penalty or premium in whole or in part on any Business Day, upon (A) at least three (3) Business Days’ irrevocable telephonic notice in the case of each Eurocurrency Rate Revolving Loan from an Authorized Representative (effective upon receipt) to the Agent prior to 12:00 noon and (B) irrevocable telephonic notice in the case of each Base Rate Revolving Loan from an Authorized Representative (effective upon receipt) to the Agent prior to 12:00 noon on the day of such proposed repayment. The Agent shall give the Lenders prompt notice of all such notices of prepayment. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice but failure to provide such confirmation shall not affect the validity of such telephonic notice. All prepayments of Revolving Loans made by the Borrower shall be in the Dollar Equivalent Amount of $10,000,000 or such greater Dollar Equivalent Amount which is an integral multiple of $1,000,000 (provided that repayments in an Alternative Currency shall be approximately equal to such amounts), or the amount equal to all Revolving Credit Outstandings, or such other amount as necessary to comply with Section 2.1(b). Any prepayment of a Eurocurrency Rate Revolving Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.5.
     (ii) Unless the Borrower or any Lender has notified the Agent, prior to the date any payment is required to be made by it to the Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Agent in Same Day Funds, then:
     (A) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent in Same Day Funds, at the applicable Overnight Rate from time to time in effect; and

     (B) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Revolving Loan or Competitive Bid Loan, as the case may be, included in the applicable Advance. If such Lender does not pay such amount forthwith upon the Agent’s demand therefor, the Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Advance. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Agent to any Lender with respect to any amount owing under this subsection (ii) shall be conclusive, absent manifest error.
          (e) Reductions. The Borrower shall, by notice from an Authorized Representative, have the right from time to time, upon not less than three (3) Business Days’ written notice to the Agent, effective upon receipt, to reduce the Total Revolving Credit Commitment, which reduction shall be applied pro rata to the Revolving Credit Commitments of the Lenders. The Agent shall give each Lender, within one (1) Business Day of receipt of such notice, telefacsimile notice, or telephonic notice (confirmed in writing), of such reduction. Each such reduction shall be in the aggregate amount of $10,000,000 or such greater amount which is in an integral multiple of $1,000,000, or the entire remaining Total Revolving Credit Commitment, and shall permanently reduce the Total Revolving Credit Commitment. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Loans to the extent that the principal amount of Outstandings exceeds the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid and any amount required under Section 4.5.
     2.2 Competitive Bid Loans.
          (a) In addition to borrowings of Revolving Loans, at any time prior to the final Termination Date and provided that no Default or Event of Default has occurred and is continuing, the Borrower may, as set forth in this Section 2.2, request the Lenders to make offers to make Competitive Bid Loans to the Borrower in Dollars or in an Alternative Currency. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers. Competitive Bid Loans shall be Absolute Rate Loans. Immediately after giving effect to each Competitive Bid Loan (i) the aggregate Dollar Equivalent Amount of Outstandings shall not exceed the then applicable Total Revolving Credit Commitment and (ii) the aggregate Dollar Equivalent Amount of Outstandings in Alternative Currencies shall not exceed the Total Alternative Currency Sublimit. Each Competitive Bid Loan shall be deemed to be a usage of the available amount of each Lender’s Revolving Credit Commitment in amount equal to such Lender’s Applicable Commitment Percentage of such

Competitive Bid Loan, notwithstanding that such Lender may have advanced all, some or none of the principal amount of such Competitive Bid Loan. The principal amount of each Competitive Bid Loan shall be due and payable to the Agent for the benefit of the applicable Competitive Bid Lender in full at the end of the Interest Period with respect to such Competitive Bid Loan, or earlier as specifically provided herein.
          (b) When the Borrower wishes to request offers to make Competitive Bid Loans, it shall give the Agent (which shall promptly notify the Lenders) notice (a “Competitive Bid Quote Request”) to be received no later than (i) in the case of Competitive Bid Loans requested in an Alternative Currency, 12:00 noon on the date that is at least three (3) Business Days prior to the date of such proposed borrowing and (ii) in the case of Competitive Bid Loans requested in Dollars, 1:00 P.M. on the Business Day immediately preceding the date of borrowing proposed therein (or such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree). The Borrower may request offers from the Lenders to make Competitive Bid Loans for more than one Interest Period in a single notice; provided that the request for each separate Interest Period shall be deemed to be a separate Competitive Bid Quote Request for a separate borrowing (a “Competitive Bid Borrowing”) of one or more Competitive Bid Loans from the Lenders. Each such Competitive Bid Quote Request shall be substantially in the form of Exhibit H hereto and shall specify as to each Competitive Bid Borrowing:
     (i) the proposed date of such Competitive Bid Borrowing, which shall be a Business Day;
     (ii) the aggregate amount of such Competitive Bid Borrowing, which shall be at least $10,000,000 (or the Dollar Equivalent Amount thereof in any Alternative Currency) or a larger integral multiple of $1,000,000 (or the Dollar Equivalent Amount thereof in any Alternative Currency) but shall not cause the limits specified in Section 2.2(a) to be violated;
     (iii) the duration of the Interest Period applicable thereto;
     (iv) the requested Alternative Currency if the Competitive Bid Borrowing is in an Alternative Currency; and
     (v) if the Borrower would like Competitive Bid Quotes submitted for a proposed Competitive Bid Borrowing in Dollars prior to the date of such Competitive Bid Borrowing, the time and date on which such Competitive Bid Quotes are to be submitted;
Except as otherwise provided in this Section 2.2(b), no Competitive Bid Quote Request shall be given within five (5) Business Days (or such other number of days as the Borrower and the Agent, with the consent of the Required Lenders, may agree) of any other Competitive Bid Quote Request.
          (c) (i) Each Lender may submit one or more Competitive Bid Quotes, each containing an offer to make a Competitive Bid Loan in response to any Competitive Bid Quote Request; provided, that, if the Borrower’s request under Section 2.2(b) specifies more than one

Interest Period, such Lender may make a single submission containing one or more Competitive Bid Quotes for each such Interest Period. Each Competitive Bid Quote must be submitted to the Agent not later than (x) in the case of a proposed Competitive Bid Borrowing in an Alternative Currency, 9:30 A.M. on the date that is at least two (2) Business Days prior to the date of such proposed Competitive Bid Borrowing, (y) in the case of a proposed Competitive Bid Borrowing in Dollars, 10:00 A.M. on the date of such proposed Competitive Bid Borrowing or such earlier date as the Borrower may set forth in the Competitive Bid Quote Request or (z) such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree and the Agent shall promptly notify all Lenders of such other agreed upon time and date (the date on which such Competitive Bid Quotes are to be submitted is called the “Quotation Date”); provided, that any Competitive Bid Quote may be submitted by the Agent (or its Applicable Lending Office) only if the Agent (or such Applicable Lending Office) notifies the Borrower of the terms of the offer contained therein not later than 9:15 A.M. (or 15 minutes prior to such other agreed upon time) on the Quotation Date in the case of Competitive Bid Loans requested in Dollars and 9:45 A.M. (or 15 minutes prior to such other agreed upon time) on the Quotation Date in the case of Competitive Bid Loans requested in an Alternative Currency. Subject to the express provisions of this Agreement, any Competitive Bid Quote so made shall be irrevocable except with the consent of the Agent given at the instruction of the Borrower.
     (ii) Each Competitive Bid Quote shall be substantially in the form of Exhibit I hereto and shall specify:
     (A) the proposed date of borrowing and the Interest Period therefor;
     (B) the principal amount of the Competitive Bid Loan for which such offer is being made, which principal amount shall be at least $10,000,000 (or the Dollar Equivalent Amount thereof in any Alternative Currency) or a larger multiple of $1,000,000 (or the Dollar Equivalent Amount thereof in any Alternative Currency); provided, that the aggregate principal amount of all Competitive Bid Loans for which a Lender submits Competitive Bid Quotes may not exceed the principal amount of the Competitive Bid Borrowing for a particular Interest Period for which offers were requested;
     (C) the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/10,000th of 1%) offered for each such Competitive Bid Loan (the “Absolute Rate”); and
     (D) the identity of the quoting Lender.
Unless otherwise agreed by the Agent and the Borrower, no Competitive Bid Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Quote Request and, in particular, no Competitive Bid Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Competitive Bid Loan for which such Competitive Bid Quote is being made.

          (d) The Agent shall, as promptly as practicable after the Competitive Bid Quote is submitted but in any event not later than 10:30 A.M. (or thirty minutes after such other agreed upon time) on the Quotation Date in the case of Competitive Bid Loans requested in Dollars and 10:00 A.M. (or thirty minutes after such other agreed upon time) on the Quotation Date in the case of Competitive Bid Loans requested in an Alternative Currency, notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.2(c) and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Competitive Bid Loans for which Competitive Bid Quotes have been received and (B) the respective principal amounts and Absolute Rates so offered by each Lender (identifying the Lender that made each Competitive Bid Quote).
          (e) Not later than 11:00 A.M. (or thirty minutes after the Agent has provided the notice required by Section 2.2(d)) on the Quotation Date for Competitive Bid Loans requested in Dollars and 11:00 A.M. (or thirty minutes after the Agent has provided the notice required by Section 2.2(d)) on the Quotation Date for Competitive Bid Loans requested in an Alternative Currency, the Borrower shall notify the Agent of its acceptance or nonacceptance of the Competitive Bid Quotes so notified to it pursuant to Section 2.2(d) (and the failure of the Borrower to give such notice by such time shall constitute nonacceptance) and the Agent shall promptly notify each affected Lender. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bid Quotes for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:
     (i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;
     (ii) the aggregate principal amount of each Competitive Bid Borrowing shall be at least $10,000,000 (or the Dollar Equivalent Amount thereof in any Alternative Currency) or a larger multiple of $1,000,000 (or the Dollar Equivalent Amount thereof in any Alternative Currency) but shall not cause the limits specified in Section 2.2(a) to be violated;
     (iii) acceptance of Competitive Bid Quotes may be made only in ascending order of Absolute Rates, beginning with the lowest rate so offered; and
     (iv) the Borrower may not accept any offer where the Agent has correctly advised the Borrower that such offer fails to comply with Section 2.2(c)(ii) or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.2(a)).
If Competitive Bid Quotes are made by two or more Lenders with the same Absolute Rates, for an aggregate principal amount that is greater than the amount in respect of which Competitive Bid Quotes are accepted for the related Interest Period (after taking into account the acceptance of all Competitive Bid Quotes with lower Absolute Rates, if any, offered by any Lender for such related Interest Period), then the principal amount of the Competitive Bid Loans in respect of which such Competitive Bid Quotes are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in amounts of at least $1,000,000 or the Dollar Equivalent Amount thereof in any Alternative Currency) in proportion to the aggregate principal amount of such Competitive Bid Quotes. Determinations by the Borrower of the amounts of Competitive Bid Loans and the lowest bid after adjustment as provided in Section 2.2(e)(iii) shall be conclusive in the absence of manifest error.
          (f) (i) In the case of Competitive Bid Loans in Dollars, not later than 1:00 P.M. on the date specified for any Competitive Bid Loan, any Lender whose offer to make such Competitive Bid Loan has been accepted shall make the amount of such Loan available to the Agent at the Principal Office in Dollars and in immediately available funds, for account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on such date by depositing the same, in Dollars and in immediately available funds, in an account of the Borrower maintained at the Principal Office or otherwise as shall be directed by an Authorized Representative and reasonably acceptable to the Agent.
     (ii) In the case of Competitive Bid Loans in an Alternative Currency, not later than 10:00 A.M. on the date specified for any Competitive Bid Loan, any Lender whose offer to make such Competitive Bid Loan has been accepted shall make the amount of such Loan available to the Borrower at the Funding Bank, to the account of the applicable Competitive Bid Lender with the Funding Bank. The amount so received by the Funding Bank shall, subject to the terms and conditions of the Loan Documents and upon instruction from the Agent to the Funding Bank on the same day or immediately preceding day but no later than 10:00 A.M., be made available to the Borrower by delivery of the Alternative Currency Equivalent Amount to the Borrower’s account with the Funding Bank.
     2.3 Utilization of Alternative Currencies.
     (a) Each request for an Advance or Loan in an Alternative Currency under a Borrowing Notice or Competitive Bid Quote Request, as the case may be, shall constitute the Borrower’s request for a Loan of the Dollar Equivalent Amount of the amount of the Alternative Currency specified in such Borrowing Notice or Competitive Bid Quote Request, as the case may be, and for such Loan to be made available by the Lenders to the Borrower in the Alternative Currency Equivalent Amount (determined based on the Advance Date Exchange Rate applicable to such Advance or Loan). The principal amount outstanding on any Loan shall be recorded in the Agent’s records in Dollars (in the case of an Advance or Loan in an Alternative Currency as if the Loan had initially been made in Dollars), based on the Dollar Equivalent Amount of the initial Advance or Loan in an Alternative Currency, as reduced from time to time by the Dollar Equivalent Amount (based on the Advance Date Exchange Rate applicable to such Advance or Loan) of any principal payments with respect to such Advance or Loan. For the purposes of determining the maximum amount of Outstandings hereunder, it is intended by the parties that all Loans shall be the functional equivalent of Loans made and repaid (based on the applicable Advance Date Exchange Rate for each Advance) in Dollars. It is recognized that one or more Lenders may elect to record Loans or Advances in Alternative Currencies. The Agent shall maintain records sufficient to identify at any time (A) the Advance Date Exchange Rate with respect to each Advance and Loan and (B) the portion of the Outstandings attributable to each Advance.
     (b) The Borrower may elect to Continue a Eurocurrency Rate Loan pursuant to the terms of Section 3.2(b) and subject to the conditions set forth in this Section 2.3(b). In the event a Eurocurrency Rate Loan is Continued, such election to Continue the Eurocurrency Rate Loan shall be treated as an Advance and the Agent shall notify the Borrower and the Lenders of the Advance Date Exchange Rate, the Interest Period and the rate for such Continued Eurocurrency Rate Loan. The Lenders shall each be deemed to have made an Advance to the Borrower of its Applicable Commitment Percentage of each Revolving Loan in an Alternative Currency and the Agent shall apply the Advance Date Exchange Rate for such new Interest Period to such Continued Alternative Currency Equivalent Amount to determine the new Dollar Equivalent Amount of such Revolving Loan and shall adjust its books and the Revolving Credit Outstandings. In the event that such adjustment with respect to a Continued Revolving Loan would cause (x) the total Dollar Equivalent Amount of Outstandings to exceed the Total Revolving Credit Commitment or (y) the total Dollar Equivalent Amount of Outstandings in Alternative Currencies to exceed the Total Alternative Currency Sublimit, the Borrower shall, immediately on the effective date of such Continuation, repay (a “Rate Adjustment Payment”) the portion of such Continued Revolving Loan (applying the new Advance Date Exchange Rate) necessary to ensure that (xx) the Dollar Equivalent Amount of all Outstandings does not exceed the Total Revolving Credit Commitment and (yy) the Dollar Equivalent Amount of all Outstandings in Alternative Currencies does not exceed the Total Alternative Currency Sublimit, provided, however, that the Borrower shall not be required to pay any additional compensation pursuant to Section 4.5 with respect to a prepayment of a Revolving Loan required by this sentence if such prepayment is made immediately on the effective date of the Continuation giving rise to such prepayment and no notice of such prepayment shall be required. If the Agent does not receive an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or Continuation of a Eurocurrency Rate Loan by the time prescribed in Sections 2.1(c)(i) or 3.2(b) , as applicable, the Borrower shall be deemed to have elected to Continue such Eurocurrency Rate Loan and selected an Interest Period of one month. The Borrower shall not be entitled to elect to Continue any Eurocurrency Rate Loan if a Default or Event of Default shall have occurred and be continuing.
     2.4 Use of Proceeds. The proceeds of the Loans made pursuant to the Revolving Credit Facility hereunder shall be used by the Borrower for general working capital needs and other lawful corporate purposes including without limitation the making of acquisitions and, subject to Section 6.10, repurchases of outstanding shares of its common stock.
     2.5 Evidence of Debt.
     (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
     2.6 Swing Line Loans.
     (a) Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.6, to make available Swing Line Loans in Dollars to the Borrower prior to the Termination Date applicable to the Swing Line Lender. The Swing Line Lender shall not be obligated to make any Swing Line Loan pursuant hereto (and shall not unless otherwise approved by the Required Lenders) (i) if to the actual knowledge of the Swing Line Lender the Borrower is not in compliance with all the conditions to the making of Revolving Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstandings exceed $100,000,000, or (iii) if after giving effect to such Swing Line Loan, the Outstandings exceed the then applicable Total Revolving Credit Commitment. Each Swing Line Loan shall mature, and the principal amount thereof , together with any accrued interest thereon, shall be payable (if not previously prepaid) in full to the Swing Line Lender on the fifth Business Day after such Swing Line Loan is made. The Borrower may, subject to the conditions set forth in the preceding two sentences, borrow, repay and reborrow under this Section 2.6. Unless notified to the contrary by the Swing Line Lender, borrowings under the Swing Line shall be made in the minimum amount of $500,000 or, if greater, in amounts which are integral multiples of $500,000, upon written request by telefacsimile transmission, effective upon receipt, by an Authorized Representative of the Borrower made to the Swing Line Lender not later than 2:00 P.M. on the Business Day of the requested borrowing. Each such Borrowing Notice shall specify the amount of the borrowing and the date of borrowing, and shall be in the form of Exhibit D-2 hereto, with appropriate insertions. Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $500,000 or the aggregate amount of all Swing Line Outstandings.
     (b) The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender, except to the extent that Lenders have funded their respective Participations in such

Swing Line Loans. Swing Line Loans shall bear interest solely at the Swing Line Rate. All accrued and unpaid interest on Swing Line Loans shall be payable, on the dates and in the manner provided in Section 3.3 with respect to interest on Base Rate Loans.
     (c) The Borrower, at its option and subject to the terms hereof, may request an Advance pursuant to Section 2.1 in an amount sufficient to repay Swing Line Outstandings on any date and the Agent shall provide from the proceeds of such Advance to the Swing Line Lender the amount necessary to repay such Swing Line Outstandings (which the Swing Line Lender shall then apply to such repayment) and credit any balance of the Advance in immediately available funds in the manner directed by the Borrower pursuant to Section 2.1(c)(ii)(A). The proceeds of such Advances shall be paid to the Swing Line Lender for application to the Swing Line Outstandings and the Lenders shall then be deemed to have made Loans in the amount of such Advances. The Swing Line shall continue in effect until the Termination Date applicable to the Swing Line Lender, at which time all Swing Line Outstandings and accrued interest thereon shall be due and payable in full.
     (d) (i) Upon the making of a Swing Line Loan in accordance with paragraph (a) above, each Lender shall be deemed to have purchased from the Swing Line Lender a Participation therein in an amount equal to that Lender’s Applicable Commitment Percentage of such Swing Line Loan. Upon demand made by the Swing Line Lender, each Lender shall, according to its Applicable Commitment Percentage of such Swing Line Loan, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its Participation therein. Any Advance made by a Lender pursuant to demand of the Swing Line Lender of the purchase price of its Participation shall when made be deemed to be the funding by each Lender of the purchase price of its Participation in such Swing Line Loan. Each Lender shall make an amount equal to its Applicable Commitment Percentage of the amount of such Swing Line Loan available to the Agent in Same Day Funds for the account of the Swing Line Lender at the [Agent’s Office] for Dollar-denominated payments not later than 1:00 P.M. on the day specified by the Swing Line Lender (if such notice shall have been received by the Lenders not later than 11:00 A.M. on such day) or not later than 1:00 P.M. on the next succeeding Business Day (if such notice shall have been received by the Lenders later than 11:00 A.M.), whereupon each Lender that so makes funds available shall have funded the purchase price of its Participation in such Swing Line Loan. The Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(d) by the time specified in Section 2.6(d)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s funded participation in the relevant Swing Line Loan. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

     (iii) Each Lender’s obligation to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.6(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
     (iv) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Commitment Percentage thereof in the same funds as those received by the Swing Line Lender.
     (v) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender pursuant to any Debtor Relief Law or otherwise (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     2.7 Increase in Total Revolving Credit Commitment. (a) The Borrower, the Agent and any Lender or any other Person qualifying as an Eligible Assignee but for the absence of an assignment, or any combination of such Lenders and such Persons (collectively, “New Lenders”), may (in their sole discretion) enter into one or more amendment agreements substantially in the form of Exhibit J hereto and incorporated herein by reference without further approval of the Lenders (or any other New Lender) pursuant to which each New Lender agrees to incur or increase, as the case may be, its Revolving Credit Commitment so as to make available to the Borrower, subject to all conditions herein set forth, Revolving Loans in the maximum aggregate Dollar Equivalent Amount (for all New Lenders) of up to $250,000,000 thereby increasing the Total Revolving Credit Commitment to up to the Dollar Equivalent Amount of $1,250,000,000; provided that
     (i) each such increase shall be in an amount at least equal to $20,000,000 or an integral multiple of $5,000,000 in excess thereof;
     (ii) the Borrower shall execute and deliver to the Agent (A) board resolutions of the Borrower certified by its secretary or assistant secretary approving and adopting such increase, and (B) the legal opinion of either the General Counsel of the Borrower or special counsel to the Borrower as to the due authorization, execution and delivery of this Agreement, as amended by such increase, the enforceability thereof and no conflict thereof with the Organizational Documents, by-laws and material agreements of the Borrower, all in form and substance substantially similar to such opinions delivered on the Closing Date in satisfaction of Section 5.1(a)(ii); and
     (iii) no Default or Event of Default then exists or would arise as a result of any such increase.
     (b) Upon the execution, delivery and acceptance of the documents required by this Section 2.7, each New Lender shall have all of the rights and obligations of a Lender under this Agreement. The Agent shall provide the Lenders with notice of the revised Total Revolving Credit Commitment and the revised Applicable Commitment Percentages of the Lenders, including the New Lenders.
     (c) Upon the effectiveness of an increase provided for in this Section 2.7, if any Revolving Loans are then outstanding, the Borrower shall prepay to certain Revolving Lenders an Outstanding Amount of such Revolving Loans outstanding (including any additional amounts required pursuant to Section 4.5) and borrow from certain other Revolving Lenders new Revolving Loans as are necessary so that, after giving effect to such prepayments and Borrowings on such date of all or any portion of the relevant increase of the Total Revolving Credit Commitment, the principal balance of all outstanding Revolving Loans owing to each Revolving Lender is equivalent to each such Lender’s Applicable Commitment Percentage of the Total Revolving Credit Commitment after giving effect to any nonratable increase in the Total Revolving Credit Commitment resulting from the exercise of an increase pursuant to this Section 2.7.
     2.8 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.8, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any Subsidiary, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in such Letters of Credit; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, the Dollar Equivalent Amount of (w) the Outstandings would exceed the Total Revolving Credit Commitment, (x) the aggregate principal balance of all outstanding Revolving Loans (other than Competitive Bid Loans) of any Lender, plus such Lender’s Applicable Commitment Percentage (determined without duplication) of Competitive Bid Outstandings, L/C Obligations and Swing Line Outstandings, would exceed such Lender’s Revolving Credit Commitment, (y) the L/C Obligations would exceed the Letter of Credit Sublimit, or (z) all L/C Obligations and Loans denominated in Alternative Currencies would exceed the Total Alternative

Currency Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
     (B) subject to Section 2.8(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;
     (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;
     (D) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
     (E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or
     (F) such Letter of Credit is in a face amount less than $50,000 or is to be denominated in a currency other than Dollars or an Alternative Currency.
     (iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (iv) The Lenders acknowledge that the Existing Letters of Credit have been issued for the account of the Borrower prior to the Closing Date and agree to participate in such Existing Letters of Credit to the same extent and on the same conditions as if such Letters of Credit had been issued pursuant to this Section 2.8. All Existing Letters of

Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (v) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the Letter of Credit Application associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Applications pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to a L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Agent not later than 11:00 A.M., at least two Business Days (five Business Days for Letters of Credit denominated in an Alternative Currency) (or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Commitment Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Agent that the Required Lenders have elected not to permit such renewal or (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Agent thereof. The Borrower shall reimburse such L/C Issuer through the Agent in an amount equal to the Dollar Equivalent Amount of such drawing (x) if the Borrower shall have received notice of such drawing prior to 10:00 A.M. on any date, not later than 5:00 P.M. on such date, and (y) if the Borrower shall have received notice of such drawing after 10:00 A.M. on any date, not later than 2:00 P.M. on the next Business Day after such date. If the Borrower fails so to reimburse such L/C Issuer by such time, the Agent shall promptly notify each Lender of the date of payment by the applicable L/C Issuer under such Letter of Credit (each such date, an “Honor Date”), the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s participation therein. In such event, the Borrower shall be deemed to have requested an Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the Total Revolving Credit Commitment and the conditions set forth in Section 5.2 (other than the delivery of a Borrowing Notice). Any notice given by any L/C Issuer or the Agent pursuant to this Section 2.8(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender (including any Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.8(c)(i) make funds available to the Agent for the account of the applicable L/C Issuer at the Agent’s Office for Dollar-denominated payments or Alternative Currency-denominated payments, as applicable with respect to such Unreimbursed Amount, in an amount equal to its Applicable Commitment Percentage of the Unreimbursed Amount not later than 1:00 P.M., on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.8(c)(iii), each Lender that so makes funds available shall be deemed to have made a Eurocurrency Rate Loan with an Interest Period of one month to the Borrower in such amount and in the currency of such Unreimbursed Amount. The Agent shall remit the funds so received to the applicable L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by an Advance of a Base Rate Refunding Loan because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of such L/C Issuer pursuant to Section 2.8(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.8.
     (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.8(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.
     (v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.8(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.8(c) is subject to the conditions set forth in Section 5.2. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

     (vi) If any Lender fails to make available to the Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.8(c) by the time specified in Section 2.8(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. A certificate of such L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.8(c), if the Agent receives for the account of such L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), or any payment of interest thereon, the Agent will distribute to such Lender its pro rata share thereof in the same funds as those received by the Agent.
     (ii) If any payment received by the Agent for the account of the applicable L/C Issuer pursuant to Section 2.8(c)(i) is required to be returned, each Lender shall pay to the Agent for the account of such L/C Issuer its pro rata share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by an Advance of Base Rate Refunding Loans or Eurocurrency Rate Loans, as applicable, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.8(e); provided, however , that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the L/C Obligations (in an amount equal to the Dollar Equivalent Amount of such L/C Obligations determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). The Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. The Borrower hereby grants the Agent, for the benefit of the L/C Issuers and the Lenders, a Lien on all such cash and deposit account balances. Cash collateral shall be maintained in blocked, interest bearing deposit accounts with the Agent; provided, however, that if cash collateral is being provided in connection with the Facility Termination Date, such cash collateral with respect to each outstanding Letter of Credit shall be maintained in blocked, interest bearing deposit accounts with the applicable L/C Issuer.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Applicable Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to the Applicable Margin for Letters of Credit times the Dollar Equivalent Amount of the actual daily maximum amount available to be drawn under each Letter of Credit. Such Letter of Credit fee shall be computed on a quarterly basis in arrears. Such fee for each Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. If there is any change in the Applicable Margin during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee in an amount (i) with respect to each commercial Letter of Credit, equal to such percentage as may be agreed to by the Borrower and the applicable L/C Issuer, of the Dollar Equivalent Amount of such Letter of Credit, due and payable upon the issuance thereof, and (ii) with respect to each standby Letter of Credit, equal to such percentage as may be agreed to by the Borrower and the applicable L/C Issuer, on the Dollar Equivalent Amount of the daily maximum amount available to be drawn thereunder, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
     (l) Designation of L/C Issuers. From time to time, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may designate two L/C Issuers, provided that (i) a written notice of such designation in form and substance reasonably satisfactory to the Agent is delivered by the Borrower to the Agent not less than three (3) Business Days prior to the effectiveness of such designation, which notice shall at a minimum (A) identify the Lender to be an L/C Issuer, (B) identify the then-existing L/C Issuer being replaced, if any, and (C) contain the express consent of the identified L/C Issuer to such designation, and its acceptance of the terms and conditions of this Agreement with respect to Letters of Credit and the issuance of Letters of Credit by it as an L/C Issuer, and (ii) after giving effect to such designation, there shall not be more than two L/C Issuers. Notwithstanding the requirements of the foregoing sentence, but subject to the remainder of this Section 2.8(l), Bank of America is hereby appointed as an L/C Issuer as of the Closing Date. Without limiting the provisions of Section 11.1(i), any L/C Issuer so designated hereunder shall continue in such capacity until (A) it shall, by written notice delivered to the Agent and the Borrower, terminate its status as L/C Issuer, or (B) the Borrower shall revoke its designation as an L/C Issuer by notice delivered to the Agent and the applicable L/C Issuer (any such notice shall be effective three (3) Business Days following receipt by the Agent of such notice or such later date as may be specified in such notice); provided that no such termination or revocation of designation described herein shall be permitted or effective until all Letters of Credit issued by such L/C Issuer shall have expired or otherwise terminated, been assigned by such L/C Issuer in a manner satisfactory to it, or been Cash Collateralized, and all other L/C Obligations with respect to Letters of Credit issued by such L/C Issuer shall have been paid and satisfied in full.
     2.9 Extension of Stated Termination Date. (a) Requests for Extension. The Borrower may, by notice to the Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 35 days prior to the first and/or second anniversary of the Closing Date

(each, an “Extension Date”), request that each Lender extend such Lender’s Stated Termination Date for an additional one year from the Stated Termination Date applicable to such Lender.
     (b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not earlier than 30 days prior to the applicable Extension Date and not later than the date (the “Notice Date”) that is 20 days prior to such Extension Date, advise the Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Stated Termination Date (a “Non Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
     (c) Notification by Agent. The Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).
     (d) Additional Commitment Lenders. The Borrower shall have the right to replace each Non Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.1; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the applicable Extension Date, undertake a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date).
     (e) Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Lenders that have agreed so to extend their Stated Termination Date (each, an “Extending Lender”) and the additional Revolving Credit Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Stated Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Stated Termination Date then applicable to such Lender (except that, if such date is not a Business Day, such Stated Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
     (f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Agent a certificate dated as of the Extension Date (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article VI are true and correct on and as of the Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.9, the representations and warranties contained in subsections (a) and (b) of Section 6.5 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.1, and (B) no Default exists. In addition, on the Stated Termination Date of each Non-Extending Lender, the Borrower shall repay all Revolving Loans owing to such Non-Extending Lender and outstanding on such date (and pay any additional amounts required pursuant to Section 4.5) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Commitment Percentages of the respective Lenders effective as of such date.
ARTICLE III
FUNDING, FEES AND PAYMENT CONVENTIONS
     3.1 Interest Rate Options. (a) All Swing Line Loans shall bear interest at the Swing Line Rate. All Competitive Bid Loans shall be Absolute Rate Loans. All Revolving Loans in Alternative Currencies shall be Eurocurrency Rate Loans. Revolving Loans in Dollars may be Base Rate Loans, or Eurocurrency Rate Loans, as the Borrower may elect in the related Borrowing Notice or Interest Rate Selection Notice, as the case may be.
          (b) Fixed Rate Loans and Base Rate Loans may be outstanding at the same time and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option to elect (i) in the case of Revolving Loans made in Dollars, the Type of Revolving Loan (subject to Section 3.1(a)) and (ii) in the case of all Eurocurrency Rate Revolving Loans, the duration of the initial and any subsequent Interest Periods and (iii) to Convert Revolving Loans (other than Eurocurrency Rate Loans denominated in Alternative Currencies which shall be subject to Section 2.3(b)) in accordance with Sections 2.1(c)(i) and 3.2, as applicable; provided, however, (x) there shall not be outstanding at any one time Eurocurrency Rate Loans having more than twenty (20) different Interest Periods and (y) no Eurocurrency Rate Loan shall have an Interest Period that extends beyond the final Stated Termination Date. If the Agent does not receive a Borrowing Notice or an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or of Conversion of any such Revolving Loan to or Continuation of any such Revolving Loan as a Eurocurrency Rate Revolving Loan by the time prescribed by Sections 2.1(c)(i) and 3.2, as applicable, the Borrower shall be deemed to have elected to obtain or Convert such Revolving Loan to (or Continue such Revolving Loan as) a Eurocurrency Rate Loan with an Interest Period of one month. The Borrower shall not be entitled to elect to Continue any Revolving Loan as or Convert any Revolving Loan into a Eurocurrency Rate Revolving Loan if a Default or Event of Default shall have occurred and be continuing.
     3.2 Conversions and Elections of Subsequent Interest Periods. Subject to the limitations set forth in the definition of “Interest Period,” in Sections 2.1(c)(iii) and 3.1 and in Article IV, the Borrower may:
          (a) upon delivery of telephonic notice to the Agent (which shall be irrevocable) on or before 12:00 noon on any Business Day, Convert any Eurocurrency Rate Revolving Loan denominated in Dollars to a Base Rate Revolving Loan on the last day of the Interest Period for such Eurocurrency Rate Revolving Loan; and

          (b) provided that no Default or Event of Default shall have occurred and be continuing, upon delivery of telephonic notice to the Agent (which shall be irrevocable) on or before 12:00 noon three (3) Business Days’ prior to the date of such Conversion or Continuation:
     (i) elect a subsequent Interest Period for any Eurocurrency Rate Loan to begin on the last day of the then current Interest Period for such Eurocurrency Rate Loan (subject to Section 2.3 with respect to any Eurocurrency Rate Loan denominated in any Alternative Currency); or
     (ii) Convert any Base Rate Revolving Loan to a Eurocurrency Rate Loan denominated in Dollars on any Business Day.
     Subject to Section 2.3(b), failure by the Borrower to elect a Conversion or a Continuation or to provide notice of payment shall result in the automatic Continuation or Conversion, as the case may be, of the applicable Loan as a Eurocurrency Rate Loan with an Interest Period of one month. Each such notice shall be effective upon receipt by the Agent, shall specify the amount of the affected Eurocurrency Rate Loan, the Type of Revolving Loan, and, if a Continuation as or Conversion into a Eurocurrency Rate Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice in the form of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, shall be provided by the Agent to each Lender by telefacsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 12:00 noon) not later than 3:00 P.M. on the same day as the Agent’s receipt of such notice. All such Continuations or Conversions of Revolving Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.
     3.3 Payment of Interest. The Borrower shall pay to the Agent interest on the outstanding and unpaid principal amount of each Loan, (i) for the account of each Lender in the case of Revolving Loans commencing on the first date of such Revolving Loan until such Revolving Loan shall be repaid, at the applicable Base Rate or Eurocurrency Rate as designated by the Borrower in the related Borrowing Notice or Interest Rate Selection Notice or as otherwise provided hereunder plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom) the Mandatory Cost, (ii) for the account of the Swing Line Lender in the case of Swing Line Loans at the Swing Line Rate, and (iii) for the account of each Competitive Bid Lender, for the period commencing on the date of such Competitive Bid Loan until such Competitive Bid Loan is paid in full at the Absolute Rate. Interest on each Loan shall be paid on the earlier of (a) in the case of any Base Rate Revolving Loan, quarterly in arrears of the last Business Day of each March, June, September and December, commencing on December 31, 2007, until the final Termination Date, at which date the entire principal amount of and all accrued interest on the Loans shall be paid in full, (b) in the case of any Swing Line Loan, as provided in Section 2.6(a) and (b), (c) in the case of any Fixed Rate Loan, on last day of the applicable Interest Period for such Fixed Rate Loan and if such Interest Period extends for more than three (3) months, at intervals of three (3) months after the first day of such Interest Period, and (d) upon payment in full of the related Loan; provided, however that if any Event of Default shall occur and be continuing, all amounts outstanding hereunder shall bear interest, so long as such Event of Default is continuing, until paid in full at the Default Rate notwithstanding any provision herein to the contrary.
     3.4 Prepayments of Eurocurrency Rate Loans. Subject to Section 2.3(b), whenever any payment of principal shall be made in respect of any Loan hereunder, whether at maturity, on acceleration, by optional or mandatory prepayment or as otherwise required or permitted hereunder, with the effect that any Eurocurrency Rate Loan shall be prepaid in whole or in part prior to the last day of the Interest Period applicable to such Eurocurrency Rate Loan, such payment of principal shall be accompanied by the additional payment, if any, required by Section 4.5.
     3.5 Manner of Payment. (a) The principal amount of all Outstandings shall be due and payable to the Agent for the benefit of each Lender, the Competitive Bid Lender, each L/C Issuer or the Swing Line Lender, as the case may be, in full on the Termination Date applicable to such Lender, Competitive Bid Lender, L/C Issuer or Swing Line Lender, as the case may be, or earlier as specifically provided herein. Such principal amount shall be recorded in Dollars as set forth in Section 2.3. The repayment of such principal amount shall be made in Dollars if the Loan was made in Dollars. If the Loan was made in an Alternative Currency, the portion of the Revolving Credit Outstandings attributable to each Advance (or the Continuation thereof) and the portion of Competitive Bid Outstandings attributable to each Competitive Bid Borrowing (each as determined from the Agent’s records) shall be repaid in the same Alternative Currency as such Advance or Competitive Bid Borrowing. Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid by or on behalf of the Borrower to the Lenders, the Competitive Bid Lenders, the Agent, each L/C Issuer or the Swing Line Lender with respect to any Loan, shall be made to the Agent (i) in Dollars at the Principal Office in the case of Loans made in Dollars and (ii) in the same Alternative Currency at the Funding Bank in the case of Loans made in Alternative Currencies, in immediately available funds without setoff, recoupment, deduction or counterclaim on or before 2:00 P.M. on the date such payment is due; provided that in the case of Competitive Bid Loans made in Alternative Currencies, such payment shall be made to the applicable Competitive Bid Lender at the Funding Bank. The Borrower shall give the Agent not less than one (1) Business Day prior written notice of any payment of principal, such notice to be given prior to 2:00 P.M. and to specify the date the payment will be made and the Loan to which payment relates. In the case of Loans made in Dollars, the Agent may, but shall not be obligated to, debit the amount of such payment from any one or more ordinary deposit accounts of the Borrower with the Agent.
          (b) Any payment made by or on behalf of the Borrower shall be made both (i) in Dollars in the case of Loans made in Dollars and in the required Alternative Currency in the case of Loans made in Alternative Currencies and in immediately available funds and (ii) prior to 2:00 P.M. on the date such payment is to be made. Any such payment shall not be deemed to be received until the time such funds become available. Interest shall continue to accrue at the Default Rate on any principal or fees as to which no payment is made from the date such amount was due and payable until the date such funds become available.
          (c) In the event that any payment hereunder becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under the definition of “Interest Period”; provided, however that interest shall continue to accrue during the period of any such extension; and provided further, however, that in no event shall any such due date be extended beyond the final Termination Date.
     3.6 Fees.
          (a) Facility Fee. For the period beginning on and including the Closing Date and ending on (but excluding) the final Termination Date, the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a facility fee equal to the Applicable Facility Fee multiplied by the Total Revolving Credit Commitment without giving effect to any Outstandings. Such fees shall be due in arrears on the last Business Day of each March, June, September and December commencing December 31, 2007 to and on the final Termination Date. Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion.
          (b) Administrative Fees. The Borrower agrees to pay to the Agent, for the Agent’s individual account, an annual administrative fee, such fee to be payable in such amounts and at such dates as from time to time agreed to by the Borrower and Agent in writing.
          (c) Competitive Bid Fees. The Borrower agrees to pay to the Agent, for the Agent’s individual account, an administrative fee of $1,500 for each Competitive Bid Quote Request made by the Borrower, such fee to be payable at the time of each Competitive Bid Quote Request.
     3.7 Payments to Agent for Lenders. Except as otherwise specified herein, (i) each payment on account of the principal of and interest on Revolving Loans, the fees described in Section 3.6, and Swing Line Loans as to which the Lenders have funded their respective Participations which remain outstanding, shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (ii) except with respect to Swing Line Loans as to which the Lenders have funded their respective Participations which remain outstanding, each payment on account of the principal of and interest on Swing Line Loans shall be made to the Agent for the account of the Swing Line Lender, (iii) each payment on account of the principal of and interest on a Competitive Bid Loan shall be made to the Agent for the account of the respective Competitive Bid Lender making such Competitive Bid Loan, (iv) each payment on account of the principal of and interest on L/C Borrowings shall be made to the Agent for the account of the applicable L/C Issuer, and (v) the Agent will promptly distribute to the Lenders, the Swing Line Lender or Competitive Bid Lenders, as the case may be, in immediately available funds payments received in fully collected, immediately available funds from the Borrower.
     3.8 Computation of Rates and Fees. Except as may be otherwise expressly provided, (a) interest on Base Rate Loans shall be computed on the basis of a year of 365/366 days and calculated for actual days elapsed and (b) all other interest rates (including each Fixed Rate and the Default Rate) and fees shall be computed on the basis of a year of 360 days and calculated for actual days elapsed.

     3.9 Deficiency Advances; Failure to Purchase Participations. No Lender shall be responsible for any default of any other Lender in respect to such other Lender’s obligation to make any Loan or Advance hereunder or to fund its purchase of any Participation hereunder nor shall the Revolving Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Agent may in its discretion, but shall not be obligated to, advance all or any portion of such amount or amounts (each, a “deficiency advance”) and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such Advance; provided that, (i) such defaulting Lender shall not be entitled to receive payments of principal, interest or fees with respect to such deficiency advance until such deficiency advance shall be paid by such Lender and (ii) upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.
ARTICLE IV
CHANGE IN CIRCUMSTANCES
     4.1 Increased Cost and Reduced Return.
          (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation (other than any such adoption or change relating to Taxes or Other Taxes, the compensation for which is governed by Section 4.6), or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:
     (i) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the reserve requirement contemplated by Section 4.1(e)) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Revolving Credit Commitment of such Lender hereunder; or
     (ii) shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or any Note issued to it or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Fixed Rate Loans or issuing or participating in Letters of Credit or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or any Note issued to it with respect to any Fixed Rate Loans or Letters of Credit, then the Borrower shall pay to such Lender within 15 days of demand for such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 4.1(a), the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4.4 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
          (b) If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time within 15 days after demand by such Lender (with a copy to the Agent) the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.
          (c) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 4.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 4.1 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder and the calculation thereof in reasonable detail which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
          (d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under clauses (a) or (b) above with respect to increased costs or reduction in return on capital with respect to any period prior to the date that is three months prior to such request if such Lender knew or could reasonably have been expected to be aware of the circumstances giving rise to such increased costs or reductions in return on capital and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions in capital; provided further that the foregoing limitation shall not apply to any increased costs or reductions in return on capital arising out of the retroactive application of any law, rule, guideline or directive as aforesaid within such three month period.
          (e) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.
     4.2 Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurocurrency Rate Loan:
     (i) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period; or
     (ii) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Eurocurrency Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurocurrency Rate Loans for such Interest Period;
then the Agent shall give the Borrower prompt notice thereof specifying the relevant currencies, amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurocurrency Rate Loans in such currencies, Continue Eurocurrency Rate Loans in such currencies, or to Convert Base Rate Loans into Eurocurrency Rate Loans in such currencies and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurocurrency Rate Loans in such currencies, either prepay such Loans or Convert such Loans into another Type of Loan or Loan in another currency in accordance with the terms of this Agreement.
     4.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurocurrency Rate Loans in one or more currencies hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make or Continue Eurocurrency Rate Loans in such currencies and to Convert other Types of Loans into Eurocurrency Rate Loans in such currencies shall be suspended until the circumstances giving rise to suspension no longer exist in which case such Lender shall again make, maintain, and fund Eurocurrency Rate Loans in such currencies (in which case the provisions of Section 4.4 shall be applicable).

     4.4 Treatment of Affected Loans. If the obligation of any Lender to make a Eurocurrency Rate Loan or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to Section 4.1 or 4.3 hereof (Loans of such Type being herein called “Affected Loans” and such Type being herein called the “Affected Type”), such Lender’s Affected Loans shall be automatically Converted into Base Rate Loans in the Dollar Equivalent Amount of such Affected Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 4.3 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 hereof that gave rise to such Conversion no longer exist:
     (i) to the extent that such Lender’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and
     (ii) all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1 or 4.3 hereof that gave rise to the Conversion of such Lender’s Affected Loans pursuant to this Section 4.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically (i) in the case of Affected Loans originally made in Dollars, Converted and (ii) in the case of Affected Loans originally made in an Alternative Currency, converted into the Alternative Currency Equivalent Amount, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, currency denomination and Interest Periods) in accordance with their respective Revolving Credit Commitments.
     4.5 Compensation. Upon the request of any Lender (with a copy to the Agent), the Borrower shall promptly pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:
     (i) any payment, prepayment, or Conversion of a Fixed Rate Loan for any reason (except as set forth in Section 2.3(b)) including, without limitation, the acceleration of the Loans pursuant to Section 9.1, on a date other than the last day of the Interest Period for such Loan; or
     (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article V to be satisfied) to borrow, Convert, Continue, or prepay a Fixed Rate Loan on the date for such borrowing,

Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, Conversion, Continuation, or prepayment under this Agreement;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
     4.6 Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (x) in the case of each Lender and the Agent, taxes imposed on its income, and franchise or similar taxes (including branch profit taxes) imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof, (y) in the case of each Lender and the Agent, taxes imposed by reason of any present or former connection between such Lender or the Agent and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any transaction contemplated hereby, and (z) any United States withholding tax imposed on such payment, but not excluding any portion of such tax that exceeds the United States withholding tax that would have been imposed on such a payment to such Lender under the laws and treaties in effect when such Lender first becomes a party to this Agreement (all such taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities not excluded in (x), (y) and (z) being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) within thirty days after the date of such payment, the Borrower shall furnish to the Agent, at its address referred to in Section 11.2, the original or a certified copy of a receipt evidencing payment thereof or, if such receipt is not legally available, any other document evidencing payment thereof that is reasonably satisfactory to such Lender.
          (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies imposed by the United States or any political subdivision thereof which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).
          (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto. Indemnification shall be made within 15 days of the date of demand therefor.
          (d) Each Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Lender is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, at the reasonable request of the Borrower, deliver to the Borrower (with a copy to the Agent), at such time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Each Lender, on the date of its execution and delivery of this Agreement in the case of each such Lender listed on the signature pages hereof and on the date on which it becomes a Lender in the case of each such other Lender, represents and warrants to the Agent and the Borrower that as of such date payments to its Applicable Lending Offices under this Agreement are exempt from withholding tax under the law of the jurisdiction or jurisdictions in which such Lender or its Applicable Lending Offices is or are located or any treaty to which any such jurisdiction is a party. Upon the request of any Lender, the Borrower will make such factual representations as may be reasonably required by such Lender in order to enable such Lender to make such representation and warranty.
          (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 4.6(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 4.6(a) or 4.6(c) with respect to Taxes; provided, however that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
          (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.6 shall survive the termination of the Revolving Credit Commitments and the payment in full of the Loans.
          (g) Refunds or Credits. If any Lender receives a refund or credit from a taxation authority (such credit to include any increase in any foreign tax credit) in respect of any Taxes or Other Taxes for which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts hereunder, it shall within 30 days from the date of such receipt pay over the amount of such refund, credit or other reduction (including any interest paid or credited by the relevant taxing authority or Governmental Authority with respect to such refund, credit or other reduction) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket third party expenses of such Lender related to claiming such refund or credit and without interest (other than interest paid by the relevant taxation authority with respect to such refund or credit); provided, however that the Borrower agrees to repay, upon the request of such Lender, the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender in the event such Lender is required to repay such refund or credit to such taxation authority.

          (h) Conduit Financing Arrangements. Notwithstanding anything to the contrary in this Section 4.6, if the Internal Revenue Service determines that a Lender is participating in a conduit financing arrangement as defined in Section 7701(1) of the Code and the regulations thereunder (a “Conduit Financing Arrangement”), then (i) any Taxes that the Borrower is required to withhold from payments to the Lender participating in the Conduit Financing Arrangement shall be excluded from the additional amounts to be paid under Sections 4.6(a), (b) or (c) and (ii) such Lender shall indemnify the Borrower in full for any and all Taxes for which the Borrower is held liable under Section 1461 of the Code by virtue of such Conduit Financing Arrangement.
     4.7 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.1, 4.2(b), 4.3 or 4.6 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 4.7 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.1, 4.2(b), 4.3 or 4.6.
     4.8 Substitution of Lenders. Upon the receipt by the Borrower from any Lender (an “Affected Lender”) of a claim under Section 4.1, 4.2(b), 4.3 or 4.6, the Borrower may: (a) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Revolving Credit Commitment; or (b) replace such Affected Lender by designating another Lender or a financial institution that is willing to acquire such Loans and assume such Revolving Credit Commitment; provided that (i) such replacement does not conflict with any requirement of law, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or financial institution shall purchase, at par) all Loans, accrued interest and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.5 if any Eurocurrency Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, shall otherwise qualify as an Eligible Assignee, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.1 (provided that the Borrower or replacement Lender shall be obligated to pay the registration and processing fee) and (vii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.1, 4.2(b), 4.3 or 4.6, as the case may be, to the extent such additional amounts were incurred on or prior to the consummation of such replacement.
ARTICLE V
CONDITIONS TO MAKING LOANS AND ISSUING LETTERS OF CREDIT
     5.1 Conditions of Closing. The obligation of the Lenders to make the initial Advance under the Revolving Credit Facility or an initial Competitive Bid Loan, of the Swing Line

Lender to make any Swing Line Loan, and of the L/C Issuers to issue any Letter of Credit is subject to the conditions precedent that:
          (a) the Agent shall have received on the Closing Date, in form and substance satisfactory to the Agent, the following:
     (i) executed originals of each of this Agreement, any Notes requested prior to the Closing Date and the other Loan Documents, together with all schedules and exhibits thereto;
     (ii) the favorable written opinion or opinions with respect to the Loan Documents and the transactions contemplated thereby of (i) Candace S. Cummings, Vice President & General Counsel of the Borrower and (ii) Davis Polk & Wardwell, special counsel to the Borrower, in each case, dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to the Agent and to Shearman & Sterling LLP, special counsel to the Agent;
     (iii) resolutions of the board of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower certified by its secretary or assistant secretary or any Authorized Representative as of the Closing Date, approving and adopting the Loan Documents to be executed by the Borrower and authorizing the execution and delivery thereof;
     (iv) specimen signatures of officers or other appropriate representatives executing the Loan Documents on behalf of the Borrower, certified by the secretary or assistant secretary or any Authorized Representative;
     (v) the Organizational Documents of the Borrower certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of the jurisdiction of its organization or by an Authorized Representative;
     (vi) the by-laws or articles of association of the Borrower certified as of the Closing Date as true and correct by its secretary or assistant secretary or any Authorized Representative;
     (vii) to the extent applicable and available in the relevant jurisdiction, a certificate issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of the jurisdiction of formation of the Borrower as to the due existence and good standing of the Borrower;
     (viii) notice of appointment of the initial Authorized Representative;
     (ix) a certificate of an Authorized Representative dated the Closing Date demonstrating compliance with the covenants contained in Sections 8.1, 8.2(i) and 8.3(e) as of the end of the fiscal quarter for which financial statements are publicly available most recently ended prior to the Closing Date, substantially in the form of Exhibit G hereto;

     (x) a certificate of the Borrower certifying that (A) as of the Closing Date, each of the representations and warranties set forth in Article VI is true and correct, (B) after giving effect to the Closing Date and all Loans to be made on the Closing Date, there will be no Default or Event of Default under this Agreement, and (C) except as disclosed in any reports or financial statements filed with the Securities and Exchange Commission on or prior to September 21, 2007, as of the Closing Date there shall not have occurred a material adverse change since December 30, 2006 in the business, financial position or results of operations of the Borrower and its Subsidiaries, taken as a whole;
     (xi) evidence that the Credit Agreement dated as of September 25, 2003 among the Borrower, the lenders parties thereto and Bank of America, as administrative agent, has been or concurrently with the Closing Date is being terminated (and each of the Lenders that is a party to such Credit Agreement hereby waives any requirement of prior notice for such termination); and
     (xii) such other documents, instruments, certificates and opinions as the Agent or the Required Lenders may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby.
          (b) Any fees required to be paid on or before the Closing Date shall have been paid.
          (c) Unless waived by the Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Agent (directly to such counsel if requested by the Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent).
     Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     5.2 Conditions of Revolving Loans, Letters of Credit, Swing Line Loans and Competitive Bid Loans. The obligations of the Lenders to make any Revolving Loans or Competitive Bid Loans, the Swing Line Lender to make Swing Line Loans, and the obligation of the L/C Issuers to issue Letters of Credit hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:
          (a) (i) the Agent, in the case of Revolving Loans, or the Swing Line Lender, in the case of Swing Line Loans, shall have received a Borrowing Notice if required by Article II or (ii) an L/C Issuer, in the case of L/C Credit Extensions, shall have received a Letter of Credit Application as required by Article II;
          (b) the representations and warranties set forth in Article VI shall be true and correct in all material respects on and as of the date of such Advance, Swing Line Loan, L/C Credit Extension or Competitive Bid Loan, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 6.5 shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 7.1 from the date financial statements are delivered to the Agent and the Lenders in accordance with such Section;
          (c) at the time of (and after giving effect to) each Advance, Swing Line Loan, L/C Credit Extension or Competitive Bid Loan, no Default or Event of Default specified in Article IX shall have occurred and be continuing; and
          (d) immediately after giving effect to:
     (i) a Loan or the issuance of a Letter of Credit, the aggregate principal balance of all outstanding Revolving Loans (other than Competitive Bid Loans) for each Lender, plus such Lender’s Applicable Commitment Percentage (determined without duplication) of all Competitive Bid Outstandings, L/C Obligations and Swing Line Outstandings, shall not exceed such Lender’s Revolving Credit Commitment;
     (ii) a Swing Line Loan, the Swing Line Outstandings shall not exceed $100,000,000;
     (iii) a L/C Credit Extension, the L/C Obligations shall not exceed the Letter of Credit Sublimit;
     (iv) a Loan or the issuance of a Letter of Credit, the Outstandings shall not exceed the then applicable Total Revolving Credit Commitment; and
     (v) a Loan or the issuance of a Letter of Credit in an Alternative Currency, the Outstandings in Alternative Currencies shall not exceed the Total Alternative Currency Sublimit.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:
     6.1 Corporate Existence and Power . The Borrower is a corporation duly incorporated, validly existing and subsisting under the laws of Pennsylvania, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
     6.2 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
     6.3 Material Subsidiaries. Each of the Borrower’s Material Subsidiaries is a corporation, limited liability company or partnership, as the case may be, duly organized and validly existing under the laws of the jurisdiction of its formation, and has the requisite powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
     6.4 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.
     6.5 Financial Information. (a) The consolidated balance sheet of the Borrower and its Subsidiaries as of December 30, 2006 and the related consolidated statements of income, retained earnings and cash flow for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Borrower’s Form 10-K for the fiscal year then ending, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
          (b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2007 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Borrower’s quarterly report for the fiscal quarter ended June 30, 2007 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a Consistent Basis, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).
     6.6 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect, or which in any manner draws into question the validity of this Agreement or the Notes.

     6.7 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan or Multiemployer Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, in each case that could reasonably be expected to have a Material Adverse Effect.
     6.8 Environmental Matters. In the ordinary course of its business, the Borrower conducts periodic reviews, which it considers prudent and reasonable in light of the nature of the business, of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.
     6.9 Taxes. The Borrower and its Significant Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Significant Subsidiary, except for such amounts as may be contested in good faith by appropriate proceedings, so long as collection thereof is effectively stayed. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Borrower, adequate.
     6.10 Margin Stock. The proceeds of the borrowings made hereunder will be used by the Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute any of the Loans under this Agreement a “purpose” credit within the meaning of Regulation U or Regulation X (12 C.F.R. Part 221) of the Board; provided, however, that the Borrower may purchase (i) its own stock and (ii) Margin Stock in connection with an Acquisition so long as, following the application of the proceeds of each borrowing hereunder, not more than twenty-five percent (25%) of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis will be Margin Stock. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof.
     6.11 Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     6.12 Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Lender will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, properties, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, considered as a whole, or the ability of the Borrower to perform its obligations under this Agreement.
     6.13 No Consents, Etc. Neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship among the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of the Borrower as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, which, if not obtained or effected, would be reasonably likely to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be.
ARTICLE VII
AFFIRMATIVE COVENANTS
     Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing:
     7.1 Financial Reports, Etc. The Borrower will deliver to each of the Lenders:
          (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP applied on a Consistent Basis and containing opinions of PricewaterhouseCoopers LLP, or other such independent certified public accountants of nationally recognized standing, which are unqualified as to the scope of the audit performed and as to the “going concern” status of the Borrower;
          (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the

Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter and of income and cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by an Authorized Representative;
          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Authorized Representative (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 8.1, 8.2(i) and 8.3(e) on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
          (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) advising whether anything has come to their attention to cause then to believe that there existed on the date of such statements any Default or Event of Default and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above, provided that such statement need not be provided if it is the general practice and policy of such firm not to provide such statements;
          (e) forthwith upon the occurrence of any Default or Event of Default, a certificate of an Authorized Representative setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
          (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
          (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;
          (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice that it has incurred complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under

Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 404l(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of an Authorized Representative setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take with respect thereto; provided that no such delivery referred to in clauses (i) through (vii) above shall be required unless the event described in the applicable clause could reasonably be expected to have a Material Adverse Effect; and
          (i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent or any Lender may reasonably request.
     Documents required to be delivered pursuant to Section 7.1(a), (b), (f) or (g) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted (or a link thereto is provided) on the Borrower’s website on the Internet at www.vfc.com, at www.sec.gov/edgar/searchedgar/webusers.htm (the Central Index Key as of the date of this Agreement for the Borrower being 0000103379), or on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent), in each case so long as such documents are generally available without charge to the Agent and each of the Lenders at such locations; provided that: (x) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent and each Lender of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 7.1(c) to the Agent. Except for such certificates required by Section 7.1(c), the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.
     7.2 Payment of Taxes. The Borrower will pay, and will cause each Significant Subsidiary to pay, all their respective tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Significant Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of the same.
     7.3 Maintenance of Properties; Insurance. The Borrower will keep, and will cause each Significant Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain, and will cause each Significant Subsidiary to maintain (either in the name of the Borrower or in such Significant Subsidiary’s own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; provided that the Borrower shall have the right to self-insure or use a captive insurer in order to meet such insurance requirements so long as the Borrower or such captive insurer provides the Lenders with reasonable proof of financial responsibility. The Borrower will furnish to the Lenders, upon written request from the Agent, full information as to the insurance carried.
     7.4 Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) appropriate steps are being taken to correct any failure to comply therewith and such failure does not have a Material Adverse Effect.
     7.5 Books and Records. The Borrower will, and will cause each Significant Subsidiary to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Significant Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Significant Subsidiary, as the case may be.

ARTICLE VIII
NEGATIVE COVENANTS
     Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:
     8.1 Consolidated Indebtedness to Consolidated Capitalization. Permit the ratio of Consolidated Indebtedness to Consolidated Capitalization to be greater than 0.60 to 1.00 at any time.
     8.2 Liens. Incur, create or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary, other than
          (a) Liens existing on the date of this Agreement securing Indebtedness outstanding on the date of this Agreement in an aggregate principal amount not exceeding $50,000,000;
          (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;
          (c) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;
          (d) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;
          (e) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;
          (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by clauses (a) through (e) above provided that such Indebtedness is not increased and is not secured by any additional assets;
          (g) Liens arising in the ordinary course of business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $50,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operations of its business;
          (h) Liens on assets of a Subsidiary securing Indebtedness owed to the Borrower or a Wholly Owned Subsidiary; and
          (i) Liens not otherwise permitted by the foregoing clauses securing Indebtedness in an aggregate principal amount at any time not to exceed 15% of Consolidated Net Worth; provided that the sum of the principal amount of Indebtedness permitted to be secured by this clause (i) plus the principal amount of Indebtedness incurred in accordance with Section 8.3(e) at any time shall not exceed 20% of Consolidated Net Worth.
     8.3 Indebtedness of Subsidiaries. Incur, create, assume or permit to exist any Indebtedness of any Subsidiary of the Borrower, howsoever evidenced, except:
          (a) Indebtedness of any corporation outstanding at the time such corporation becomes a Subsidiary and not created in contemplation of such event;
          (b) Indebtedness of any corporation outstanding at the time such corporation is merged or consolidated with or into a Subsidiary and not created in contemplation of such event;
          (c) Indebtedness secured by a Lien permitted by Section 8.2 hereof;
          (d) Indebtedness owing to the Borrower or a Wholly Owned Subsidiary; and
          (e) Indebtedness not otherwise permitted by the foregoing clauses of this Section in an aggregate outstanding principal amount for all Subsidiaries at no time exceeding 15% of Consolidated Net Worth; provided that the sum of the principal amount of Indebtedness incurred in accordance with this clause (e) plus the principal amount of Indebtedness permitted to be secured in accordance with Section 8.2(i) at any time shall not exceed 20% of Consolidated Net Worth.
     The foregoing is subject to the further limitations that (i) for purposes of this Section, any preferred stock of a Subsidiary held by a Person other than the Borrower or a Wholly Owned Subsidiary shall be included, at the higher of its voluntary or involuntary liquidation value, in the Indebtedness of such Subsidiary and (ii) Indebtedness permitted by this Section does not include a refunding, renewal or extension of such Indebtedness so that any such new Indebtedness must fall independently within one of the above exceptions.
     8.4 Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person; provided that the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and is not a subsidiary of another person and (B) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing; or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person, except for sales, leases and other transfers to a Wholly Owned Subsidiary; provided that nothing in this Section 8.4 shall be construed to prohibit or limit the ability of the Borrower or any Subsidiary to dispose of Margin Stock for fair market value.
     8.5 Change in Control. Cause, suffer or permit to exist or occur any Change of Control.

ARTICLE IX
EVENTS OF DEFAULT AND ACCELERATION
     9.1 Events of Default. If any one or more of the following events (herein called “Events of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:
          (a) if default shall be made in the due and punctual payment of the principal of any Loan, when and as the same shall be due and payable whether pursuant to any provision of Article II or Article III, at maturity, by acceleration or otherwise; or
          (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or other Obligation or of any fees or other amounts payable to any of the Lenders or the Agent within five days of the date on which the same shall be due and payable; or
          (c) if default shall be made in the performance or observance of any covenant set forth in Article VIII; or
          (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for 30 or more days after the earlier of (i) receipt of notice of such default by an Authorized Representative from the Agent and (ii) the date on which an officer or Authorized Representative becomes aware of such default, or if without the written consent of the Lenders, this Agreement or any Note shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than as expressly provided for hereunder or thereunder); or
          (e) if there shall occur (i) a default, which is not waived or cured within any applicable grace periods, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness (other than the Loans and other Obligations and other than Indebtedness owed to the Borrower or any Subsidiary) of the Borrower or any Subsidiary in an amount not less than $100,000,000 in the aggregate outstanding, or (ii) any event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness in excess of $100,000,000 may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and such default or event of default shall continue for more than the period of grace, if any, therein specified, and such default or event of default shall permit the holder of any such Indebtedness (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof; or
          (f) if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with any Loan Document, or otherwise, shall be false or misleading in any material respect when given; or
          (g) if the Borrower or any Significant Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute, domestic or foreign; or
          (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Significant Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or any other jurisdiction, domestic or foreign, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Significant Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any Significant Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or any other jurisdiction, domestic or foreign which proceeding or petition remains undismissed for a period of sixty (60) days; or if the Borrower or any Significant Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or
          (i) if (i) any judgment or order where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $100,000,000 is rendered against the Borrower or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of the Borrower’s or Subsidiaries’ properties for any amount in excess of $100,000,000; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or
          (j) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV or ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer

Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a payment obligation in excess of $100,000,000;
then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,
     (A) either or both of the following actions may be taken: (i) the Agent may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders and the Swing Line Lender to make further Loans terminated, whereupon the obligation of each Lender and the Swing Line Lender to make further Loans hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lenders and the Swing Line Lender to make Loans hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders; and
     (B) the Agent may, and at the direction of the Required Lenders shall, require that the Borrower Cash Collateralize all L/C Obligations (in an amount equal to the then L/C Obligations) plus the Letter of Credit fees payable with respect to each then outstanding Letter of Credit (calculated at the Applicable Margin for Letters of Credit then in effect for the period from the date of such Cash Collateralization until the expiry date of each such Letter of Credit; and
     (C) the Agent and each of the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.
     9.2 Agent to Act. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.
     9.3 Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

     9.4 No Waiver. No course of dealing between the Borrower, on the one hand, and any Lender, the Swing Line Lender or the Agent, on the other hand, or any failure or delay on the part of any Lender, the Swing Line Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.
     9.5 Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Loans has been accelerated pursuant to Article IX hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder, shall be applied by the Agent in the following order:
          (a) amounts due to the Lenders pursuant to Sections 3.6(a) and 11.5;
          (b) amounts due to the Agent pursuant to Section 3.6(b);
          (c) payments of interest on Revolving Loans to be applied for the ratable benefit of the Lenders (with amounts payable in respect of L/C Borrowings and Swing Line Outstandings being included in such calculation and paid to the applicable L/C Issuer and the Swing Line Lender, respectively) and payments of interest on Competitive Bid Loans to be applied to the applicable Competitive Bid Lender;
          (d) payments of principal of Revolving Loans, to be applied for the ratable benefit of the Lenders (with amounts payable in respect of L/C Borrowings and Swing Line Outstandings being included in such calculation and paid to the applicable L/C Issuer and the Swing Line Lender, respectively) and payments of principal of Competitive Bid Loans to be applied to the applicable Competitive Bid Lender;
          (e) amounts due to the Agent and the Lenders pursuant to Section 11.9;
          (f) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders;
          (g) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.

ARTICLE X
THE AGENT
     10.1 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.
     10.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
     10.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
     The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 11.6) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any

Default unless and until notice describing such Default is given to the Agent by the Borrower, a Lender or the L/C Issuer.
     The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
     10.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     10.6 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, and with the consent of the Borrower, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the

Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
     Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     10.7 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the L/C Issuer hereunder.
     10.9 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Agent under Sections 2.8(i) and (j), 3.6 and 11.5) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.6 and 11.5.
     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
ARTICLE XI
MISCELLANEOUS
     11.1 Assignments and Participations.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the

Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 or an integral multiple of $5,000,000 in excess thereof, unless each of the Agent and, so long as no Event of Default under Section 9.1(a), (b), (g) or (h) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans (including its participation interests in Swing Line Loans), L/C Borrowings and the Revolving Credit Commitment assigned, but this clause (ii) shall not apply to Swing Line Loans in the event of any assignment by the Swing Line Lender; (iii) each such assignment may, but need not, include the rights of the assignor in respect of Competitive Bid Outstandings except in the event that a Lender assigns all of its Revolving Credit Commitment such assignment shall include all of its Competitive Bid Loans; (iv) any assignment of a Revolving Credit Commitment must be approved (which approval shall not be unreasonably withheld or delayed) by the Agent, each L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (v) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.4, 4.5, 11.5 and 11.9 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. Notwithstanding the foregoing, (x) the Agent shall not be obligated to consent to an assignment hereunder until it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such assignee Lender and (y) an assignment will only be effective after performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to an assignee Lender, the completion of which the Agent shall promptly notify to the assigning Lender and the assignee Lender.
          (c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Applicable Lending Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Any Lender may at any time, without the consent of, or (except as set forth below in this subsection (d)) notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender selling a participation shall notify the Borrower of the identity of the participant and the amount of the participation, provided that the failure of any Lender to give such notice shall not affect the validity of such sale or the rights of the participant hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3(a) as though it were a Lender, provided such Participant agrees to be subject to Section 11.3(b) as though it were a Lender.
          (e) A Participant shall not be entitled to receive any greater payment under Sections 4.1 or 4.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 4.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide such forms, certificates or other evidence, if any, with respect to withholding tax matters as required under Section 4.6.
          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) As used herein, the following terms have the following meanings:
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent (which approval shall be subject to the last sentence of Section 11.1(b) and shall not be unreasonably withheld) and (ii) unless an Event of Default under Section 9.1(a), (b), (g) or (h) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     11.2 Notices; Effectiveness; Electronic Communication.
          (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A)	if to the Borrower:

V.F. Corporation 105 Corporate Center Boulevard Greensboro, North Carolina 27408 Attn: Frank C. Pickard, III, Vice President-Treasurer Telephone: (336) 424-6000 Telefacsimile: (336) 424-7630

(B)	if to the Agent:

Bank of America, N.A. 101 North Tryon Street, 15th Floor NC1-001-15-14 Charlotte, North Carolina 28255 Attention: Cindy K. Fisher Telephone: (704) 386-5452 Telefacsimile: (704) 409-0180

with a copy to:

Bank of America, N.A.

Corporate Debt Products 335 Madison Avenue New York, NY 10017 Attention: Thomas J. Kane Telephone: (212) 503-7980 Telefacsimile: (704) 409-0120

(C)	if to the Lenders:
At the addresses set forth in an administrative questionnaire delivered to the Agent.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent, where the proper transmission of such notice is either acknowledged by the recipient or electronically confirmed by the transmitting device (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
          (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. Each of the Borrower, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
          (e) Reliance by Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
     11.3 Right of Set-off; Adjustments. Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Notes held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.
          (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of the Loans (other than Competitive Bid Loans) owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans (other than Competitive Bid Loans) owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans (other than Competitive Bid Loans) owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 11.3 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.
     11.4 Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any Revolving Credit Commitment hereunder or the Borrower has continuing obligations hereunder unless otherwise provided herein.
     11.5 Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. If an Event of Default occurs, the Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.
     11.6 Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and either the Required Lenders or (as to Loan Documents other than the Credit Agreement) the Agent at the direction of and on behalf of the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders affected thereby, (i) increase the Revolving Credit Commitments of the Lenders or the Total Revolving Credit Commitment (except as provided in Section 2.7), (ii) reduce the principal of or rate or amount of interest on any Revolving Loan or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled installment of principal of or interest on any Loan or any fees or other amounts payable hereunder (except as provided in Section 2.9) or for termination of any Revolving Credit Commitment, (iv) change the percentage of the Revolving Credit Commitment or of the unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 11.6 or any other provision of this Agreement, (v) change Section 9.5, Section 2.1(e) or Section 11.3 in a manner that would alter the pro rata sharing of payments or the pro rata reduction of the Revolving Credit Commitments required thereby or (v) amend this Section 11.6; and, provided further, that (x) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of any L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (y) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; and (z) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.
     No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender’s or the Agent’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
     11.7 Counterparts. This Agreement and any Loan Document may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement or any Loan Document to produce or account for more than one such fully-executed counterpart. Delivery of an executed signature page of this Agreement or any Loan Document by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
     11.8 Termination. The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Agent for the benefit of the Lenders under the Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable, which shall continue) or the Borrower has furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force, and the Borrower shall be liable to, and shall indemnify and hold the Agent or such Lender harmless for, the amount of such payment surrendered until the Agent or such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agent or the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

     11.9 Indemnification; Limitation of Liability.
          (a) The Borrower, to the maximum extent permitted by applicable law, agrees to indemnify and hold harmless the Agent and each Lender and each of their affiliates and their respective officers, directors, employees, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans (collectively, “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its Subsidiaries, any guarantor, or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated herein, except to the extent that such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct. The Borrower agrees not to assert any claim against the Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.
          (b) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 11.9 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.
     11.10 Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.
     11.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Loan Document executed on or after the date of this Agreement shall not be deemed a conflict with this Agreement. Each Loan

Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     11.12 Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any express term of this Agreement, the terms and provisions of this Agreement shall control to the extent of such conflict.
     11.13 Governing Law; Waiver of Jury Trial.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
          (b) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE BORROWER HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE NON EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.
          (c) THE BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN SECTION OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.
          (d) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWER, THE AGENT AND THE LENDERS HEREBY AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE

EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.
          (e) THE BORROWER HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.
     11.14 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under or any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries (each, a “Loan Party”) relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     11.15 “Know Your Customer” Checks; PATRIOT Act Notice. (a) If:
     (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
     (ii) any change in the status of a Loan Party after the date of this Agreement; or
     (iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
          (b) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
          (c) Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.
[Signatures on following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

V.F. CORPORATION
By:
	Name:	Mackey J. McDonald
	Title:	Chairman and Chief Executive Officer

By:
	Name:	Frank C. Pickard III
	Title:	Vice President — Treasurer

BANK OF AMERICA, N.A., as Agent for the Lenders, Swing Line Lender, an L/C Issuer and as Lender
By:
Name:
Title:

CITIBANK, N.A., as Syndication Agent and as Lender
By:
Name:
Title:

2

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and as Lender
By:
Name:
Title:

3

JPMORGAN CHASE BANK, N.A. as Co-Documentation Agent and as Lender
By:
Name:
Title:

4

ING BANK N.V., DUBLIN BRANCH as Senior Managing Agent and as Lender
By:
Name:
Title:

5

U.S. BANK NATIONAL ASSOCIATION, as Senior Managing Agent and as Lender
By:
Name:
Title:

6

ABN AMRO BANK N.V.
By:
Name:
Title:

7

BANCO SANTANDER S.A., NEW YORK BRANCH
By:
Name:
Title:

8

HSBC BANK USA, NATIONAL ASSOCIATION
By:
Name:
Title:

9

PNC BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

10

WILLIAM STREET COMMITMENT CORPORATION
By:
Name:
Title:

11

THE BANK OF NEW YORK MELLON
By:
Name:
Title:

12

UMB BANK, N.A.
By:
Name:
Title:

13

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

14

EXHIBIT A
Applicable Commitment Percentages

		Applicable
	Revolving Credit	Commitment
Lender	Commitment	Percentage
Bank of America, N.A.	$130,000,000.00	13.0000000000%
Citibank, N.A.	$130,000,000.00	13.0000000000%
Wachovia Bank, National Association	$115,000,000.00	11.5000000000%
JPMorgan Chase Bank, N.A.	$90,000,000.00	9.0000000000%
ING Bank N.V., Dublin Branch	$70,000,000.00	7.0000000000%
U.S. Bank National Association	$70,000,000.00	7.0000000000%
ABN AMRO Bank N.V.	$60,000,000.00	6.0000000000%
Banco Santander Central Hispano, S.A.	$60,000,000.00	6.0000000000%
HSBC Bank USA, National Association	$60,000,000.00	6.0000000000%
William Street Commitment Corporation	$60,000,000.00	6.0000000000%
PNC Bank, National Association	$60,000,000.00	6.0000000000%
The Bank of New York Mellon	$45,000,000.00	4.5000000000%
UMB Bank, N.A.	$25,000,000.00	2.5000000000%
Wells Fargo Bank, National Association	$25,000,000.00	2.5000000000%

Total	$1,000,000,000.00	100%

A-1

EXHIBIT B
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of
[identify Lender]1]

3.	Borrower:	V.F. Corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The Credit Agreement, dated as of October 15, 2007, among V.F. Corporation, the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Wachovia Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Documentation Agents.

6.	Assigned Interest:

		Aggregate Amount of		Amount of	Percentage
		Commitment/Loans		Commitment/	Assigned of
Facility Assigned		for all Lenders*		Loans Assigned*	Commitment/Loans[2]

Revolving Credit Commitment	$		$		%

Competitive Bid Loans	$		$		%

	$		$		%

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[7.	Trade Date: ][3]
Effective Date:                                        , 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:	Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:	Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	Title:

Consented to and Accepted:

BANK OF AMERICA, N.A.,
as Swing Line Lender

By:	Title:

Consented to and Accepted:

as L/C Issuer

By:	Title:

[Consented to and Accepted:

V.F. CORPORATION,

By: Name: Title:

By: Name: Title:		]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
Credit Agreement, dated as of October 15, 2007, among V.F. Corporation, the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and
Wachovia Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Documentation Agents
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.5 or 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C
Notice of Appointment (or Revocation) of Authorized Representative
     Reference is hereby made to the Credit Agreement dated as of October 15, 2007 (the “Agreement”) among V.F. Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders (as defined in the Agreement), Bank of America, N. A., as Administrative Agent for the Lenders (“Agent”) and the Co-Documentation Agents and Syndication Agent named therein.. Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.
1. The Borrower hereby nominates, constitutes and appoints each individual named below as an Authorized Representative for written notifications under the Loan Documents, and hereby represents and warrants that (i) set forth opposite each such individual’s name is a true and correct statement of such individual’s office (to which such individual has been duly elected or appointed), a genuine specimen signature of such individual and an address for the giving of notice, and (ii) each such individual has been duly authorized by the Borrower to act as Authorized Representative for written notifications under the Loan Documents:

Name	Office	Specimen Signature

2. The Borrower hereby nominates, constitutes and appoints each individual named below as an Authorized Representative for telephonic notifications under the Loan Documents, and hereby represents and warrants that (i) set forth opposite each such individual’s name is a true and correct statement of such individual’s office (to which such individual has been duly elected or appointed), a genuine specimen signature of such individual and an address for the giving of notice, and (ii) each such individual has been duly authorized by the Borrower to act as Authorized Representative for telephonic notifications under the Loan Documents:

Name	Office	Specimen Signature

C-1

3. Borrower hereby revokes (effective upon receipt hereof by the Agent) the prior appointment of                      as an Authorized Representative.
This the ___ day of                     , 20_.

V.F. CORPORATION

By:
Name:
Title:

By:
Name:
Title:

C-2

EXHIBIT D-1
Form of Borrowing Notice

To:	Bank of America, N.A. , as Agent Building B 2001 Clayton Road Concord, CA 94520-2405 Attention: Client Services Telephone: (925) 675-8398 Telefacsimile: (888) 969-2637
     Reference is hereby made to the Credit Agreement dated as of October 15, 2007 (the “Agreement”) among V.F. Corporation (the “Borrower”), the Lenders (as defined in the Agreement), Bank of America, N. A., as Agent for the Lenders (“Agent”) and the Co-Documentation Agents and Syndication Agent named therein. Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.
     The Borrower through its Authorized Representative hereby gives notice to the Agent that Loans of the type and amount set forth below be made on the date indicated:

Type of Loan	Interest	Aggregate
(check one)	Period(1)	Amount(2)	Date of Loan(3)	Currency(4)
Revolving Loans in Dollars:
Base Rate Loan
Eurocurrency Rate Loan
Revolving Loans in an Alternative Currency:

Eurocurrency Rate Loan

(1)	For any Eurocurrency Rate Loan, one, two, three, six, and if available to all Lenders, nine or twelve months.

(2)	Must be $10,000,000 (or the Alternative Currency Equivalent Amount thereof) or if greater an integral multiple of $1,000,000 (or the Alternative Currency Equivalent Amount thereof), unless a Base Rate Refunding Loan.

(3)	At least (3) Business Days later if a Eurocurrency Rate Loan with a one, two, three or six month Interest Period or four (4) Business Days if a Eurocurrency Rate Loan with a nine or twelve month Interest Period.

D-1-1

(4)	Specify Dollars or the Alternative Currency.
The Borrower hereby requests that the proceeds of Loans described in this Borrowing Notice be made available to the Borrower as follows: [insert transmittal instructions].
     The undersigned hereby certifies that:
1. No Default or Event of Default exists either now or after giving effect to the borrowing described herein; and
2. All the representations and warranties set forth in Article VI (other than Section 6.5(c)) of the Agreement and in the Loan Documents (other than those expressly stated to refer to a particular date) are true and correct as of the date hereof except that the reference to the financial statements in Section 6.5(a) of the Agreement are to those financial statements most recently delivered to you pursuant to Section 7.1 of the Agreement (it being understood that any financial statements delivered pursuant to Section 7.1(b) have not been certified by independent public accountants).
3. All conditions contained in the Agreement to the making of any Loan requested hereby have been met or satisfied in full .

V.F. CORPORATION

BY:
Authorized Representative

DATE:

D-1-2

EXHIBIT D-2
Form of Borrowing Notice—Swing Line Loans

To:	Bank of America, N.A. , as Agent Building B 2001 Clayton Road Concord, CA 94520-2405 Attention: Client Services Telephone: (925) 675-8398 Telefacsimile: (888) 969-2637
     Reference is hereby made to the Credit Agreement dated as of October 15, 2007 (the “Agreement”) among V.F. Corporation (the “Borrower”), the Lenders (as defined in the Agreement), Bank of America, N. A., as Agent for the Lenders (“Agent”) and the Co-Documentation Agents and Syndication Agent named therein. Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.
     The Borrower through its Authorized Representative hereby gives notice to Bank of America that a Swing Line Loan of the amount set forth below be made on the date indicated:

Amount(1)	Date of Loan
,

(1)	Must be $500,000 or if greater an integral multiple of $500,000.
     The Borrower hereby requests that the proceeds of Swing Line Loans described in this Borrowing Notice be made available to the Borrower as follows: [insert transmittal instructions].
     The undersigned hereby certifies that:
     1. No Default or Event of Default exists either now or after giving effect to the borrowing described herein; and
     2. All the representations and warranties set forth in Article VI (other than Section 6.5(c)) of the Agreement and in the Loan Documents (other than those expressly stated to refer to a particular date) are true and correct as of the date hereof except that the reference to the financial statements in Section 6.5(a) of the Agreement are to those financial statements most recently delivered to you pursuant to Section 7.1 of the Agreement (it being understood that any financial statements delivered pursuant to Section 7.1(b) have not been certified by independent public accountants).

D-2-1

     3. All conditions contained in the Agreement to the making of any Loan requested hereby have been met or satisfied in full.

V.F. CORPORATION

BY:
Authorized Representative

DATE:

D-2-2

EXHIBIT E
Form of Interest Rate Selection Notice

To:	Bank of America, N.A. , as Agent Building B 2001 Clayton Road Concord, CA 94520-2405 Attention: Client Services Telephone: (925) 675-8398 Telefacsimile: (888) 969-2637
     Reference is hereby made to the Credit Agreement dated as of October 15, 2007 (the “Agreement”) among V.F. Corporation (the “Borrower”), the Lenders (as defined in the Agreement), Bank of America, N.A., as Agent for the Lenders (“Agent”) and the Co-Documentation Agents and Syndication Agent named therein. Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.
     The Borrower through its Authorized Representative hereby gives notice to the Agent of the following selection of a type of Loan and Interest Period:

Type of Loan	Interest	Aggregate
(check one)	Period(1)	Amount(2)	Date of Loan(3)	Currency (4)
Revolving Loans in Dollars:

Eurocurrency Rate Loan

Revolving Loans in an Alternative Currency:

Eurocurrency Rate Loan

(1)	For any Eurocurrency Rate Loan, one, two, three, six, and if available to all Lenders, nine or twelve months.

(2)	Must be $10,000,000 (or the Alternative Currency Equivalent Amount thereof) or if greater an integral multiple of $1,000,000 (or the Alternative Currency Equivalent Amount thereof), unless a Base Rate Refunding Loan.

(3)	At least three (3) Business Days later if a Eurocurrency Rate Loan with a one, two, three or six month Interest Period or four (4) Business Days if a Eurocurrency Rate Loan with a nine or twelve month Interest Period.

(4)	Specify the Alternative Currency.

E-1

V.F. CORPORATION

BY:	Authorized Representative

DATE:

E-2

EXHIBIT F
Form of Note
Promissory Note
                    ,

                              ,
     FOR VALUE RECEIVED, V.F. CORPORATION, a Pennsylvania corporation having its principal place of business located in Greensboro, North Carolina (the “Borrower”), hereby promises to pay to the order of                                         (the “Lender”), in its individual capacity, at the office of BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (the “Agent”), located at 101 North Tryon Street, NC1-001-15-02, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate in writing) at the times set forth in the Credit Agreement dated as of October 15, 2007 among the Borrower, the financial institutions party thereto (collectively, the “Lenders”), the Agent and the Co-Documentation Agents and Syndication Agent named therein (the “Agreement” — all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America, in immediately available funds, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Agreement on the Stated Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Articles II and III of the Agreement. All or any portion of the principal amount of Loans may be prepaid or required to be prepaid as provided in the Agreement.
     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest thereon evidenced by this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.
     In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, and interest due hereunder thereon at the rates set forth above.
     Interest hereunder shall be computed as provided in the Agreement.
     This Note is one of the Notes referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Loans evidenced hereby were or are made and are to be repaid. This Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

     This Note shall be governed by and construed in accordance with the laws of the State of New York.
     All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law all defenses based on suretyship or impairment of collateral and the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issued against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, also their right, if any, to require the holder hereof to hold as security for this Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, diligence or any other formality are hereby waived by all parties bound hereon.
[Signature page follows.]

     IN WITNESS WHEREOF, the Borrower has caused this Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

V.F. CORPORATION

By:
Name:
Title:

EXHIBIT G
Compliance Certificate
Bank of America, N.A.,
as Agent
101 North Tryon Street, 15th Floor
NC1-001-15-14
Charlotte, North Carolina 28255
Attention: Cindy K. Fisher
Telephone:  (704) 386-5452
Telefacsimile: (704) 409-0180
Bank of America, N.A.
Corporate Debt Products
335 Madison Avenue
New York, NY 10017
Attention:   Thomas J. Kane
Telephone:  (212) 503-7980
Telefacsimile: (704) 409-0120
     Reference is hereby made to the Credit Agreement dated as of October 15, 2007 (the “Agreement”) among V.F. Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders (as defined in the Agreement), Bank of America, N.A., as Administrative Agent for the Lenders (“Agent”) and the Co-Documentation Agents and Syndication Agent named therein. Capitalized terms used but not otherwise defined herein shall have the respective meanings therefor set forth in the Agreement. The undersigned, a duly authorized and acting Authorized Representative, hereby certifies to you as of                      (the “Determination Date”) as follows:
1.	Calculations:
A.	Compliance with Section 8.1: Consolidated Indebtedness to Consolidated Capitalization

1. Consolidated Indebtedness as of the Determination Date	$

2. Consolidated Net Worth as of the Determination Date	$

3. Sum of A.1 and A.2	$

4. Ratio of A.1 to A.3	___ to 1.00
Required: A.4 must not be greater than .60 to 1.00 at any time.

G-1

B.	Compliance with Section 8.2(i): Liens

1. Consolidated Net Worth as of the Determination Date	$

2. B.1 X 15%	$

3. Is Indebtedness secured by Liens not permitted under Section 8.2(a)-(h) less than B.2?	Yes	No

4. B.1 x 20%	$

5. Is the sum of (1) Indebtedness secured by the Liens not permitted under Section 8.2 (a) – (h) and (2) Indebtedness incurred in accordance with Section 8.3 (e) less than B.4? ?	Yes	No
C.	Compliance with Section 8.3(e): Indebtedness of Subsidiaries
1.	Is Indebtedness not permitted under Section 8.3(a)-(d) less than B.2? Yes No

2.	No Default
       A. Since                     , 20     , (the date of the last similar certification), (a) the Borrower has not defaulted in the keeping, observance, performance or fulfillment of its obligations pursuant to any of the Loan Documents; and (b) no Default or Event of Default specified in Article IX of the Agreement has occurred and is continuing,
       B. If a Default or Event of Default has occurred since                     , 20__, (the date of the last similar certification), the Borrower proposes to take the following action with respect to such Default or Event of Default:                     . (Note, if no Default or Event of Default has occurred, insert “Not Applicable”).
     The Determination Date is the date of the last required financial statements submitted to the Lenders in accordance with Section 7.1 of the Agreement.
IN WITNESS WHEREOF, I have executed this Certificate this                     day of                     , 20     .

By:	Authorized Representative
Name:
Title:

G-2

EXHIBIT H
Form of Competitive Bid Quote Request

To:	Bank of America, N.A. , as Agent Building B 2001 Clayton Road Concord, CA 94520-2405 Attention: Client Services Telephone: (925) 675-8398 Telefacsimile: (888) 969-2637
     Reference is hereby made to the Credit Agreement dated as of October 15, 2007 (the “Agreement”) among V.F. Corporation (the “Borrower”), the Lenders (as defined in the Agreement), Bank of America, N.A., as Agent for the Lenders (“Agent”) and the Documentation Agent and Syndication Agent named therein. Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.
     Pursuant to Section 2.2 of the Agreement, the Borrower through its Authorized Representative hereby gives notice to the Agent that the Borrower requests Competitive Bid Quotes for the following proposed Competitive Bid Borrowings:

	Interest	Aggregate
Quotation Date	Period(1)	Amount	Date of Loan	Currency (2)

V.F. CORPORATION

By:	Authorized Representative
Name: Title:

(1)	Not to extend beyond the Revolving Credit Termination Date.

(2)	Specify Dollars or the Alternative Currency. At least $10,000,000 (or the Dollar Equivalent Amount thereof) or a larger integral multiple of $1,000,000 (or the Dollar Equivalent Amount thereof).
 H-1

EXHIBIT I
Form of Competitive Bid Quote

To:	Bank of America, N.A. , as Agent Building B 2001 Clayton Road Concord, CA 94520-2405 Attention: Client Services Telephone: (925) 675-8398 Telefacsimile: (888) 969-2637

Re:	Competitive Bid Quote to V.F. Corporation
     Reference is hereby made to the Credit Agreement dated as of October 15, 2007 (the “Agreement”) among V.F. Corporation (the “Borrower”), the Lenders (as defined in the Agreement), Bank of America, N.A., as Agent for the Lenders (“Agent”) and the Documentation Agent and Syndication Agent named therein. Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.
     This Competitive Bid Quote is given in accordance with Section 2.2(c) of the Agreement. In response to the Borrower’s Competitive Bid Quote Request dated _____________, we hereby make the following Competitive Bid Quote(s) on the following terms:
     1. Quoting Bank:
     2. Person to Contact at Quoting Bank:
     3. We hereby offer to make Competitive Bid Loan(s) in the following principal amount(s), for the following Interest Period(s) and at the following rate(s):

	Interest	Aggregate		Absolute
Quotation Date(1)	Period(2)	Amount(3)	Date of Loan	Rate(4)	Currency

(1)	As specified in the related Competitive Bid Quote Request.

(2)	May not extend beyond the Revolving Credit Termination Date.

(3)	The principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 (or the Alternative Currency Equivalent Amount thereof) or a larger integral multiple of $1,000,000 (or the Alternative Currency Equivalent Amount thereof).
 I-1

(4)	Rounded to the nearest 1/10,000 of 1%.
     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Agreement, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which any offer(s) is/are accepted, in whole or in part (subject to the third sentence of Section 2.2(e) of the Agreement.

Very truly yours,

[INSERT NAME OF LENDER]

By:
Name:
Title:

Dated:
 I-2

EXHIBIT J
Form of Amendment Agreement
AMENDMENT NO. ___ TO
CREDIT AGREEMENT
     THIS AMENDMENT AGREEMENT is made and entered into this                      day of                      ,                      , by and among V.F. CORPORATION, a Pennsylvania corporation (the “Borrower”), BANK OF AMERICA, N. A. (the “Agent”), as Agent for the lenders (the “Lenders”) party to that certain Credit Agreement dated October 15, 2007 among such Lenders, Borrower, and the Agent, as amended (the “Agreement”) and                                          [(the “New Lender”)].
W I T N E S S E T H:
     WHEREAS, the Borrower, the Agent and the Lenders have entered into the Agreement pursuant to which the Lenders have agreed to make revolving loans to the Borrower in the principal amount of up to $1,000,000,000 (which may be increased to $1,250,000,000) as evidenced by the Notes (as defined in the Agreement); and
     WHEREAS, the New Lender has agreed to [provide the Borrower Revolving Loans of up to $__,000,000][increase its Revolving Credit Commitment to $                    ] thereby increasing the then applicable Total Revolving Credit Commitment to $__,000,000 and the parties hereto desire to amend the Agreement in accordance with Section 2.7 of the Agreement in the manner herein set forth effective as of the date hereof;
     NOW, THEREFORE, the Borrower, the Agent and the New Lender do hereby agree as follows:
     1. Definitions. The term “Agreement” as used herein and in the Loan Documents (as defined in the Agreement) shall mean the Agreement as hereby amended and modified. Unless the context otherwise requires, all terms used herein without definition shall have the definition provided therefor in the Agreement.
     2. Amendments. Subject to the conditions hereof, the Agreement is hereby amended, effective as of the date hereof, by deleting Exhibit A and inserting in lieu thereof Exhibit A attached hereto, and the New Lender agrees by the execution of this Amendment Agreement that it [shall be a party to the Agreement as a Lender and] shall provide to the Borrower its Revolving Credit Commitment. Exhibit A attached hereto shall be unchanged from Exhibit A to the Agreement immediately prior to the effectiveness hereof with respect to the Revolving Credit Commitment of each Lender which is not the New Lender.
     3. Representations and Warranties. The Borrower hereby certifies that:
     (a) The representations and warranties made by the Borrower in Article VI of the Agreement are true on and as of the date hereof except that the financial statements referred to in Section 6.5(a) shall be those most recently furnished to each Lender pursuant to Section 7.1(a) and (b);
     (b) There has been no Material Adverse Effect;
     (c) No event has occurred and no condition exists which, upon the consummation of the transaction contemplated hereby, constituted a Default or an Event of Default on the part of the Borrower under the Agreement or the Notes either immediately or with the lapse of time or the giving of notice, or both.
     4. Conditions. As a condition to the effectiveness of this Amendment Agreement, the Borrower shall deliver, or cause to be delivered to the Agent, the following:
     (a) Four (4) counterparts of this Amendment Agreement executed by the Borrower and the New Lender; and
     (b) If requested, a fully-executed Note payable to the New Lender.
     5. New Lender. Upon the effectiveness of this Amendment Agreement, the New Lender, if not a Lender prior to the effectiveness of this Amendment Agreement, shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder.
     6. Other Documents. All instruments and documents incident to the consummation of the transactions contemplated hereby shall be satisfactory in form and substance to the Agent and its counsel; the Agent shall have received copies of all additional agreements, instruments and documents which it may reasonably request in connection therewith, including evidence of the authority of the Borrower to enter into the transactions contemplated by this Amendment Agreement, in each case such documents, when appropriate, to be certified by appropriate corporate or governmental authorities; and all proceedings of the Borrower relating to the matters provided for herein shall be satisfactory to the Agent and its counsel.
     7. Entire Agreement. This Amendment Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. No promise, conditions, representation or warranty, express or implied, not herein set forth shall bind any party hereto, and no one of them has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as in this Amendment Agreement or otherwise expressly stated, no representations, warranties or commitments, express or implied, have been made by any other party to the other. None of the terms of conditions of this Amendment Agreement may be changed, modified, waived or canceled orally or otherwise, except in accordance with the Agreement.
     8. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

V.F. CORPORATION

By:
Name:
Title:

BANK OF AMERICA, N. A., as Agent

By:
Name:
Title:

[Insert Name of Lender]

By:
Name:
Title:

SCHEDULE 1.01
MANDATORY COST FORMULAE
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.
3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by such Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.
4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to any Loan in Sterling:

AB+C(BD)+E x 0.01	per cent per annum
100 - (A+C)
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300
Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 3.3 and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Lenders to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Agent or the Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent and the Borrower,

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the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.
8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Agent may reasonably require for such purpose.
        Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.
10.	The Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.
12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
13.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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Schedule 2.8(a)
Existing Letters of Credit

Issuer	L/C Number	USD Face Amount
Bank of America, N.A.	3057122	$2,322,000
Bank of America, N.A.	3056526	$4,850,000
Bank of America, N.A. (Issued as Nationsbank)	C001368	$50,000
Bank of America, N.A.	3075985	$2,682,225
Bank of America, N.A.	3064504	$222,233

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